The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET 11-12

THE SASKATCHEWAN ADVANTAGE
BUDGET SUMMARY

Minister’s Message

Today, it gives me great pleasure to table the 2011-12 Budget and supporting documents for public review and discussion.

Saskatchewan is blessed with many advantages as we open the 2011-12 fiscal year. We are expected to lead the country in economic growth, our population continues to grow and our employment picture remains bright.

Both the national economy and global markets for our commodities are making real strides in recovering from the downturn of a year ago, both of which spell greater prosperity for our citizens in the months ahead.

In that regard, we are a different place from most other provinces in Canada. Where many others will bring down deficit budgets this year, we are delivering another balanced budget.

Where other provinces will struggle to maintain public programs, we will enhance health, education and social services supports.

And while other jurisdictions will see total debt loads go up as a result of financial pressures, Saskatchewan’s debt will fall, and with it the cost of financing debt.

This is more than just an accounting concept. It means more money available to meet the needs of Saskatchewan people, whether that’s building hospitals and schools or investing in improved educational outcomes for our least advantaged citizens.

Saskatchewan is blessed with so many advantages – our abundant natural resources, our beautiful pristine environment, our sense of community, our unique prairie lifestyle, and our greatest advantage of all – Saskatchewan people. All of this together adds up to the Saskatchewan Advantage.

This Budget is about building on that advantage to create a better quality of life and more opportunity for all citizens of Saskatchewan.

We are making life more affordable for individuals and families by leaving them with more money in their possession through lower income taxes. We have raised the personal exemption, the spousal exemption, and the exemption for dependent children.

Everyone in Saskatchewan who is currently paying income tax will see their tax burden reduced. When combined with other tax measures we have introduced since 2007, a family of four with an income of $50,000 will realize a savings of $2,447 a year. An estimated 114,000 Saskatchewan residents will see their provincial income tax bill reduced to zero in 2011.

When you combine this year’s tax reductions with the low income tax credit introduced by our government in 2008, a family of four in Saskatchewan will pay no tax on their first $45,550 of combined income. That’s the highest income threshold in Canada. In other words, that family can now earn more tax-free income here than any place else in Canada.

Building the Saskatchewan Advantage is also about promoting economic growth and job creation by reducing taxes for business. Small business is a key element of the economy and we want to foster a culture of entrepreneurialism and risk-taking in Saskatchewan. Accordingly, this Budget will cut the small business tax rate by more than half.

This Budget is also about keeping our promises. Two years ago, we began the process of reducing the longstanding burden of unreasonably high taxes for education levied on property.

We are completing our commitment this year with the second phase of education property tax relief. We will provide an additional $56 million which further reduces the mill rate for residential homeowners, farmers and businesses.

We are also moving to complete the commitment we made to our municipal partners two years ago. At that time, we promised to share the value of one percentage point of the Provincial Sales Tax with municipalities.

We began with phase one of the commitment at that time and we are delivering the remainder of it today. As a result, municipalities will receive $216.8 million in revenue sharing in 2011-12, an increase of more than $90 million since we took office.

We have been fortunate in the past year as the pace of recovery has gathered strength. This has allowed us to make more than $400 million of much-needed infrastructure investments in the final quarter of 2010-11, as well as new investments in our valued public services this year.

This Budget shows increased investments in health care, in education, in our post-secondary institutions and in child welfare services. As a result, we can expect to see enhanced treatment for cancer, improved educational opportunities for our First Nations citizens and a new, more co-ordinated approach to child welfare issues.

These new investments are also part of the Saskatchewan Advantage.

This Budget looks to the future in funding an ambitious innovation agenda. In particular, we are embarking on a new era of nuclear research in Saskatchewan to capitalize on the value of our natural resources. We are setting a goal of becoming a leader in the field of nuclear engineering, materials science and nuclear health sciences.

There has never been a more exciting time to live in Saskatchewan. In a place that has long been known as Next Year Country, we have turned the page.

Our time is now.

That’s the Saskatchewan Advantage!

/s/ Ken Krawetz

Honourable Ken Krawetz
Minister of Finance

Table of Contents

MINISTER’S MESSAGE

GOVERNMENT DIRECTION FOR 2011-12	6
TECHNICAL PAPERS
Saskatchewan’s Economic Outlook	28
General Revenue Fund Financial Outlook	37
General Revenue Fund 2010-11 Financial Update	49
Saskatchewan’s Tax Expenditures	50
2011 Intercity Comparison of Taxes, Utilities and Housing	54
2011-12 Borrowing and Debt	60
Growth and Financial Security Fund	65
Debt Retirement Fund	66
2011-12 Revenue Initiatives	67
Reducing Education Property Taxes	71
Saskatchewan’s Children and Youth Agenda	73
GENERAL REVENUE FUND (GRF) FINANCIAL TABLES
GRF – Statement of Operations and Accumulated Deficit	80
GRF – Statement of Change in Net Debt	80
GRF – Statement of Cash Flow	81
GRF – Schedule of Revenue	82
GRF – Schedule of Expense	83
GRF – Schedule of Debt	84
GRF – Schedule of Borrowing Requirements	85
GRF – Schedule of Guaranteed Debt	86
SUMMARY FINANCIAL STATEMENT (SFS) FINANCIAL TABLES
Summary Statement of Surplus	88
Summary Statement of Accumulated Surplus	89
Summary Statement of Change in Net Debt	90
Summary Schedule of Pension Liabilities	90
Summary Schedule of Tangible Capital Assets	91
Summary Schedule of Debt	92
Notes to the Summary Financial Budget	93

SASKATCHEWAN PROVINCIAL BUDGET
11-12

GOVERNMENT DIRECTION FOR 2011-12

Government Direction for 2011-12:

THE SASKATCHEWAN ADVANTAGE

Saskatchewan is blessed with so many advantages – our abundant natural resources, our growing economy, our clean environment, our sense of community, our unique prairie lifestyle, and our greatest advantage of all, our people – Saskatchewan people.

Because of these tremendous advantages, our government is able to deliver a budget unlike most others we will see throughout Canada and the industrialized world this year.

While others are recording deficits, Saskatchewan will post a surplus.

While others struggle to maintain programs, Saskatchewan will improve public services.

While others will see their debt loads increase, Saskatchewan will reduce its debt.

And this budget will continue to strengthen our economy and make life more affordable for Saskatchewan people by reducing taxes.

Lower taxes. Reduced debt. Improved government services. Balanced budgets now and in the years ahead.

It is a budget that sets Saskatchewan apart.

That’s the Saskatchewan Advantage.

Government’s Vision A secure and prosperous Saskatchewan, leading the country in economic and population growth, while providing opportunity for a high quality of life for all.

Government’s vision is becoming a reality. Saskatchewan is experiencing a period of strong economic growth and is expected to again lead the nation in a host of key economic indicators.

REAL GDP GROWTH FORECASTS ACROSS
CANADA (PRIVATE SECTOR FORECASTERS)

Source: Private forecasters from major banks

People are moving to our province and finding opportunities. Population and employment reached historical highs in 2010. Net migration to our province is also showing a strong positive trend.

POPULATION AND EMPLOYMENT
GROWTH IN SASKATCHEWAN

Source: Statistics Canada

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Conference Board of Canada Provincial Outlook – Winter 2011

“Saskatchewan is set to enter a period of prolonged economic prosperity, anchored by large-scale development of the potash industry and steady gains in the energy sector.

The attractiveness of the province will continue to lure more people to the province, mainly new international migrants. These factors will lift Saskatchewan’s economy into first place among provinces, with real GDP growth of 3.9 per cent in 2011 and 4.5 per cent in 2012.

The outlook for 2013 to 2015 is also bright, with average annual growth of 3.6 per cent forecast.”

The record level of public and private investment that occurred in Saskatchewan in 2010 is set to be surpassed again in 2011.

Total capital investment is expected to grow by 7.2 per cent and reach a record high of $17.0 billion.

As shown in the graph below, the majority of that investment comes from the private sector, at 79 per cent.

PRIVATE AND PUBLIC
INVESTMENT INTENTIONS, 2000-11

Source: Statistics Canada

With the anticipated increase in both private and public sector investment in 2011, total capital investment in the province will have grown by 91.5 per cent since 2005, the highest growth across Canadian provinces.

Saskatchewan’s international trade is also booming, a sign of great strength considering the impact that a high Canadian dollar can have on international trade. The following chart shows that Saskatchewan has been a clear leader across Canada.

GROWTH IN INTERNATIONAL
GOODS EXPORTS, 2005-10

Source: Statistics Canada

Other economic indicators: retail and new vehicle sales, housing starts, building permits, wholesale trade, and average weekly earnings were all positive last year. Saskatchewan ranks 1st or 2nd across Canada in growth rates over the last five years in these major economic indicators.

For more information, see “Saskatchewan’s Economic Outlook.”

Budget Summary | Budget 2011-12  7

A BALANCED BUDGET AND A BALANCED APPROACH

Saskatchewan has a balanced budget with significant revenues in reserve. This is not a common occurrence in provinces, states and countries around the world. Other Canadian provinces and territories are finding it a challenge to regain their surplus positions.

Both of our western neighbours are forecasting deficits in their 2011-12 Budgets which were tabled in February.

DEBT REDUCTION

Paying down debt is the right thing to do when in a period of economic strength. This means that less money is required to service the debt (interest costs) which allows more funding to be dedicated to tax reductions and necessary government programs.

When the government had additional resources in 2008, it paid down the General Revenue Fund debt by $2.6 billion. This year, the government will reduce the debt by a further $325 million, for a total reduction of $3 billion, or 44 per cent, since 2007-08.

For the first time in thirty years there is no requirement to borrow money to fund executive government operations.

INTEREST TO GDP RATIO (%)

Source: Ministry of Finance

Not only is Saskatchewan balancing its books and reducing its debt load, it also has significant financial resources in reserves. Having funds in the Growth and Financial Security Fund helps the province deal with unforeseen emergencies and shocks to our revenue base as we operate in a relatively volatile, resource-based economy.

A continual downward trend in debt as a per cent of GDP is a result of good fiscal management and is another indicator of the Province’s economic strength.

GOVERNMENT DEBT AS A % OF GDP

Source:	Saskatchewan Public Accounts and Saskatchewan Provincial Economic Accounts

LOWER TAXES

This Government is finding ways to reduce taxes in a sustainable manner. The plan is to keep tax rates competitive with other provinces and reduce the tax load even further, when it is reasonable to do so.

This Budget completes the election platform commitment to reduce education property tax levels. It also reduces the small business income tax rate and makes life more affordable by reducing personal income taxes.

8  Budget 2011-12 | Budget Summary

Honouring the Commitment to Lower Education Property Taxes

Upon taking office, this Government recognized that the way education is funded in this province needed to change. Less reliance needed to be placed on property tax as a source of funding.

Investments were made in the 2009-10 Budget to begin addressing this concern. $103 million was injected into the education system which provided the largest single-year property tax reduction in the province’s history.

A further reduction planned for last year had to be postponed when potash revenues faltered. With revenues stabilizing and the economy back on track, the commitment will be met.

This Budget provides $55.6 million in education property tax relief which will reduce:

·	the tax burden for agricultural producers by dropping the mill rate on agricultural land from 7.08 to 3.91, a reduction of $31.3 million;

·	residential mill rates from 10.08 to 9.51 (for $18.7 million); and,

·	the middle commercial mill rate from 15.75 to 14.75 (for $5.6 million). This is a greater decrease than originally promised to the business community.

The Government will now pay a much greater share of the cost of K-12 education: 65 per cent from provincial funding sources and 35 per cent from property taxes.

For more information, see the paper entitled “Reducing Education Property Taxes.”

Lower Taxes for Families

In October 2008, the Government announced the largest single-year income tax reduction in Saskatchewan’s history. The basic and spousal income tax exemption amounts increased by $4,000 each and the dependent child exemption increased by $2,000 per child.

In addition, the Government has ensured that the provincial income tax system has remained fully indexed to the national inflation rate.

The 2011-12 Budget announces further increases to these income tax exemption amounts. The basic and spousal income tax exemption amounts will increase by another $1,000 and the exemption for dependent children will increase by $500 per child.

This increase will raise the basic and spousal exemption amounts to $14,535 and the dependent child amount to $5,514 per child for the current year. It will save Saskatchewan taxpayers an estimated $60 million per year.

ENHANCED INCOME TAX CREDIT AMOUNTS

	2007	2011
Basic Personal	$ 8,945	$ 14,535
Spousal/Equivalent	8,945	14,535
Dependent Child	2,795	5,514

As a result of the personal income tax reductions introduced since 2007, an estimated 114,000 Saskatchewan residents no longer pay provincial income tax.

When combined with the significant enhancement of Saskatchewan’s refundable low-income tax credit in 2008 and the indexation of the personal income tax system, these measures are providing over $400 million in tax savings for Saskatchewan residents in 2011.

Budget Summary | Budget 2011-12  9

As a result of these tax changes, Saskatchewan individuals and families have some of the lowest provincial tax levels in Canada:

·	A single person earning $25,000 will pay $1,153 in total provincial taxes, the second lowest tax level;

·	A two-income family earning $50,000 will pay $906 in total provincial taxes, the second lowest tax level; and,

·	A two-income family earning $75,000 will pay $4,117 in total provincial taxes, the second lowest tax level.

For more information on tax changes made in this Budget, see the “2011-12 Revenue Initiatives” and the “2011 Intercity Comparison of Taxes, Utilities and Housing” budget papers.

Lower Small Business Taxes

Taxes are also being reduced for Saskatchewan small businesses.

The 2011-12 Budget reduces the small business Corporation Income Tax rate from 4.5 per cent to 2.0 per cent, effective July 1, 2011.

This reduction will take the small business tax rate to the third lowest in the country, improving the tax competitiveness of Saskatchewan’s small business sector and providing a strong entrepreneurial incentive.

This measure will provide an estimated $80 million in annual tax savings to small business owners, who generally reinvest into their businesses and their employees.

Government is listening and is responsive to the needs of business owners. Saskatchewan’s tax competitiveness will continue to be monitored. Government will continue to lower taxes as it is affordable and sustainable to do so within a balanced budget.

ECONOMIC ENGINE FOR GROWTH

Government is investing in our economy – the engine for further growth and prosperity.

 Government’s Goal

Sustain economic growth for the benefit of Saskatchewan people, ensuring the economy is ready for growth and positioning Saskatchewan to meet the challenges of economic and population growth and development.

STRATEGIC INVESTMENTS

The Government has been focusing on making strategic investments in key areas of our economy that will lead to further growth, such as infrastructure.

Infrastructure – Investments in our Future

Government has been investing heavily in our province’s infrastructure over the past three years, starting with the $1 billion Ready for Growth Initiative in 2008-09.

This was an unprecedented level of funding – a necessary investment to ensure our schools and hospitals, highways and communities were ready to support a growing economy and a growing population.

With the good fortune of increased revenues, the Ready for Growth investment was boosted by an additional $500 million in February of 2009.

In 2009-10, this large investment in infrastructure was maintained by the Province while additional “stimulus projects” were entered into under Canada’s Action Plan with the federal government.

10  Budget 2011-12 | Budget Summary

Government has made a total investment of over $4.04 billion in the last four years and the commitment to infrastructure funding continues.

There are several reasons for continuing this approach:

·	Infrastructure projects are “one time funding,” not an on-going investment like other program spending. These projects are therefore one of the better ways to spend unexpected revenues.

·	This approach can lever funding from the federal government as well as additional investments from industries.

·
It can “stimulate” the economy – by keeping construction companies and trades working in the province, hiring people, who then pay for goods and services in their local community, creating a stronger tax base to support necessary program spending.

·
It serves to improve the infrastructure “gap” – highways, bridges, and government-owned facilities that are in need of repair or replacement due to limited attention on these facilities in previous years.

·	It also prepares our economy for future growth. Our universities will be able to attract academics, scientists and researchers that will spur more innovation and excellence in our province.

·
Similarly, the Global Transportation Hub will support our businesses in getting their products to markets around the world and will attract businesses to the province, creating jobs and spurring more activity and growth.

Government’s investment decisions have helped Saskatchewan weather the storm and the data supports this. When all other provinces were struggling to maintain employment levels, our province was the only one to post positive employment in 2009.

PER CENT CHANGE IN EMPLOYMENT ACROSS CANADA, 2009 AND 2010

Source: Statistics Canada

Additional revenues at the end of 2010-11 were directed to projects such as:

·	$60.0 million for school capital projects;

·	$50.0 million for the Academic Health Sciences Centre;

·	$49.3 million for long-term care facilities;

·	$41.6 million for housing and group home spaces; and,

·	$23.5 million for rural municipal roads.

The total 2010-11 capital budget after these additional investments was $1.162 billion.

A number of major capital projects are provided with new funding in the 2011-12 Budget:

·	$134 million in municipal infrastructure grants and projects;

·	$33.5 million for capital related to corrections, public safety, courthouses, and security upgrades;

·	$15.9 million for school capital projects;

·	$11.3 million for the PRIME project related to oil and gas system renewal; and,

·	$9.3 million for parks, up by $4.4 million.

Budget Summary | Budget 2011-12  11

The 2011-12 Budget for Highways and Infrastructure provides:

·	$285 million for highway repaving and capital infrastructure projects;

·	$129 million, an increase of approximately $1.9 million to continue restoration and maintenance work on road and bridge infrastructure; and,

·	$5 million in funding for roads and utilities supporting the Global Transportation Hub.

Crown Capital Investments

In 2011, the Crown sector is forecast to invest up to $1.2 billion in capital infrastructure primarily at SaskPower, SaskTel and SaskEnergy. This capital provides for reinvestment in the current infrastructure to ensure safe, reliable and high quality services while also providing for investment in innovative, renewable technology and to meet growth in demand.

SaskPower is faced with the challenge of replacing aging infrastructure with more expensive, cleaner technologies during a period where Saskatchewan is expected to experience economic growth and require more electricity.

The challenge requires a major re-investment in the Province’s electrical infrastructure and SaskPower intends to partner with the private sector to ensure the reliability and long-term security of the system.

SaskEnergy will continue to expand the utility infrastructure required to service the growing Saskatchewan population by upgrading technology, increasing storage capacity, and putting new pipelines in the ground. Growth initiatives such as waste heat recovery and the transportation of CO2 will continue to be a focus.

In 2011, SaskEnergy will focus on increasing its storage capacity in response to customer demand. One opportunity, in partnership with FARO Energy Ventures, will see SaskEnergy develop its first joint-venture storage field west of Rosetown. This conversion of a depleted natural gas field to a storage operation is expected to provide up to 3 petajoules of storage capacity.

SaskTel will continue to make large infrastructure investments as it continues to roll out the 4G wireless network and the Rural Infrastructure Program in 2011 which will provide 98 per cent wireless coverage of Saskatchewan.

SaskWater continues to work with the expanding potash industry in Saskatchewan to ensure existing and new mining developments have the water they need to develop this strategic resource in Saskatchewan.

HONOURING THE COMMITMENT TO REVENUE SHARING

This Budget fully completes Government’s platform commitment to improve revenue sharing for municipalities. $216.8 million is provided in 2011-12, meeting Government’s commitment to provide municipal revenue sharing equal to one full point of Provincial Sales Tax, based on the 2009-10 Public Accounts.

This investment, an increase of $49.4 million or 29.5 per cent over last year, injects much-needed unconditional funding into the municipal system for municipalities to use as required. Revenue sharing has increased by $89.5 million from the 2007-08 Budget.

Total funding for federal-provincial-municipal infrastructure programs is $70.3 million including projects under the federal-provincial “economic stimulus program” which are expected to be completed by October of 2011.

12  Budget 2011-12 | Budget Summary

In 2011-12, $57.2 million in federal flow-through funding for the Gas Tax Program will allow more municipal infrastructure projects to proceed.

Funding of $5.5 million is provided to the Saskatchewan Infrastructure Growth Initiative to maintain commitments to provide five-year interest-free funding for municipal development and to extend the program to recreational infrastructure.

INNOVATION

Funding was provided in March of 2011 for the Academic Health Sciences building ($50 million) and the InterVac facility ($5.7 million) both at the University of Saskatchewan campus. The Academic Health Sciences facility will train more health professionals to meet the Province’s health care demands and strengthen Saskatchewan’s health research capacity.

Crown Investments Corporation (CIC) continues to support the innovation agenda through its funding of the Institute for Nuclear Studies at the University of Saskatchewan ($30 million over three years). Funding of $10 million is also provided for the new cyclotron research centre at the UofS and $4 million for a new PET/CT (Positron Emission Tomography – Computed Tomography) facility in Saskatoon.

Other investments to support innovation include:

·	$18.2 million for agricultural research and development, including $1.25 million in new funding for Agricultural Biotechnology Research;

·	$11.5 million in innovation and science funding to support research projects of Saskatchewan’s universities;

·	$3.2 million for energy industry research, including $2.3 million for the Petroleum Technology Research Centre to undertake petroleum research projects;

·	$2.8 million to expand the Subsurface Geological Laboratory in Regina for the benefit of industry and research institutions;

·	$2.6 million for operating funding for the Canadian Light Source Synchrotron (an increase of $1.6 million);

·	$1.5 million funding increase to support research capacity at the Saskatchewan Research Council;

·	$1.0 million for a new Strategic Innovation Initiatives Fund;

·	$480,000 for TRLabs to work with local universities to support companies’ research needs and commercialize technologies; and,

·	$500,000 for the Canadian Excellence Research Chair in Water Security (an increase of $300,000) as part of a seven-year, $10 million provincial commitment.

This Budget provides funding for the province to proceed with a new Renewable Diesel Program. $2.6 million in new funding will annualize to up to $5.2 million in the following year.

This program will provide a subsidy of 13 cents per litre, capped at 40 million litres per year, to Saskatchewan producers of renewable diesel fuel. This targets a 2 per cent blend inclusion rate in the province by July of 2012.

Incremental funding of $15.2 million is also provided for the Ethanol Grant Program ($24.0 million total) based on the reinstatement of the program in 2010-11.

Budget Summary | Budget 2011-12  13

 Conference Board of Canada Provincial Outlook – Winter 2011

“Saskatchewan – leading the way

Canada’s “breadbasket” province is poised to post the strongest economic growth in the country this year…

Bright employment opportunities continue to lure workers to the province, fuelling a housing boom. Housing starts are forecast to remain elevated…

Non-residential investment spending is at an all-time high, propelled by several multibillion-dollar expansion and exploration projects under way…

A number of U.S.-based companies are gearing up to set up shop in Canada, as they eye rapidly expanding retail markets north of the border.”

A BETTER QUALITY OF LIFE

The key to the Saskatchewan Advantage is more people moving into the workforce and sustaining good jobs to support their families. They create a cycle of purchasing homes, goods and services that further stimulate the economy for more growth. With a growing tax base, the Province has greater ability to keep taxes lower, fund necessary services, make further investments, and improve our quality of life.

Saskatchewan people already know we have a good quality of life. Others are learning about our province, evidenced by the population growth and immigration from other provinces and other countries. People are seeking opportunities and a safe place to live, work and raise a family – and they are finding their needs are being met, right here in Saskatchewan.

Government intends to share this increasing prosperity with all that make Saskatchewan their home.

Government’s Goal Secure Saskatchewan as a safe place to live and raise a family where people are confident in their future, ensuring the people of Saskatchewan benefit from the growing economy.

Increasing Immigration to Saskatchewan

Net migration to the province is following a very positive trend.

NET MIGRATION

Source: Statistics Canada

Efforts to increase immigration over the last several years are paying off and more work will be undertaken to ensure we continue to attract new people to our province, to enrich our communities and help meet the demands of a growing economy.

14  Budget 2011-12 | Budget Summary

The Province’s $14.7 million immigration budget includes $1.8 million in new funding for additional settlement and integration supports.

The Ministry of Education will receive new funding of $2.0 million to support new students in the classroom and their teachers through the English as an Additional Language program.

INVESTMENTS IN EDUCATION – PRIORITY #1

Improving educational outcomes is a priority for the Government of Saskatchewan.

A strong education gives young people the best start in life and provides a wider range of opportunities for our young people as they enter the workforce.

Education is the key to gaining access to the Saskatchewan Advantage – and we want more people having access to an affordable and high quality education.

Government is monitoring how many K-12 students remain in school through grade 12 and how many of those students go on to post-secondary training. We are also monitoring student performance and achievement to determine where changes can be made to help our students achieve greater success.

Those that need additional support will receive it. $1.0 million in new funding is provided for enhanced intensive supports for children with disabilities and learning difficulties.

Changes to the education funding formula are still under development. Government is looking for the best possible solution for equitable distribution of increased funding to the school divisions to support better education.

Since 2007, funding to schools has increased by $215.1 million. School operating funding will increase by 2.3 per cent or $36.4 million in 2011-12.

Increased funding will be provided for the following:

·	$2.1 million to develop 500 new child care spaces, to a total of 12,700 spaces;

·	$4.0 million to support the development of 500 new child care spaces of which some will be designated to post-secondary institutions; and,

·	$2.0 million to develop PreK programs in existing schools. This funding is in addition to $2.6 million in operating funding to support an additional 40 PreK programs.

The province now has a total of 270 PreK programs, targeted to high needs areas, to serve approximately 4,320 children aged three and four years old.

Post-Secondary Education and Training

New funding of $6.2 million will provide for the continued expansion of physician and nurse training seats as committed to in the election platform.

This Budget also provides $1.8 million in provincial funding to continue support for apprenticeship training seats. Total funding of $19.7 million will maintain 5,333 seats.

The Budget also provides more than $125 million to ensure post-secondary affordability and accessibility for Saskatchewan students. Those investments include:

·	$24.6 million to limit tuition increases at Saskatchewan’s universities, SIAST and the Regional Colleges to an average of three per cent;

·	$3 million to fulfill the first year of the platform commitment for the new Saskatchewan Advantage Scholarship, for a total provincial investment in scholarships of $5 million; and,

Budget Summary | Budget 2011-12  15

·
$97.8 million in support for students through Student Loans, Scholarships, Grants, Bursaries, the Provincial Training Allowance, the Apprenticeship Training Allowance, the Skills Training Benefit and the Graduate Retention Program. This program provides a rebate of up to $20,000 of tuition fees for graduates from an approved program, who already live in Saskatchewan or move to the province from elsewhere.

The CIC Aboriginal Bursary Program provides financial assistance for qualifying students at the University of Regina, the University of Saskatchewan, the Saskatchewan Institute of Indian Technologies and SIAST and affiliated colleges. In 2010, the bursary program was expanded to include Lakeland College.

Under the program, students can receive $2,500 per semester or $5,000 per full academic year. In 2010, there were 64 bursaries awarded for the winter semester and 61 for the fall semester.

From the program’s inception to date, 656 bursaries have been awarded, with some students receiving multiple bursaries. In the past two fiscal years, this program has awarded nearly $200,000 in bursaries.

INNOVATIVE APPROACHES TO IMPROVE SOCIAL OUTCOMES

The 2011-12 Budget includes $34 million for the Saskatchewan Children and Youth Agenda – a new, cross-government approach to the complex issues facing Saskatchewan children, youth and families.

Saskatchewan’s Children and Youth Agenda

The plan incorporates strategies for children and youth which focus on improving key determinants affecting Child Welfare, First Nations and Métis education and employment success, Autism and Fetal Alcohol Spectrum Disorder and the reduction of crime and violence to support the Saskatchewan Children and Youth Agenda.

There are several factors that support development of a government-wide approach to assisting Saskatchewan’s children and youth:

·
Many clients are common across sectors, and they interact closely with a number of ministries and services. Clients can be affected by poverty, unemployment, lower education levels, mental health issues, substance abuse, maltreatment, violence or abuse;

·	There is a strong base of evidence for taking action;

·	Prevention is a key underlying theme with all the strategies and across sectors;

·	Investment in the early years, including early childhood development, learning and care, will have a positive and long-term impact;

·	Government needs to work differently with community stakeholders, First Nations, Métis and others to attain shared leadership and responsibility;

·	Engagement with First Nations and Métis people is essential to ensure solutions are appropriate to culture and communities;

·	Individual and Family Supports really make a difference to client outcomes; and,

·
Socio-economic determinants of health matter. Challenges associated with poverty, housing, disability, addictions, lack of parenting, unemployment, unsafe family and community settings need to be addressed; and,

·	There are high social and economic costs associated with inaction for individuals, families and communities, in addition to increased expenditures by human service ministries.

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The investment in the Child Welfare Review, $15.3 million in 2011-12, is provided across the ministries of Social Services; Health; Education; First Nations and Métis Relations; and Justice and Attorney General.

The First Nations and Métis Education and Employment strategy will receive $17.1 million through the ministries of Education; Advanced Education, Employment and Immigration; and First Nations and Métis Relations.

New funding of $1.6 million will be dedicated to the Autism Strategy and Fetal Alcohol Spectrum Disorder Strategy; total 2011-12 funding of $7.9 million and $3.3 million, respectively, through the Ministry of Health.

Through the Saskatchewan Police and Partners Strategy, the province has identified the reduction of crime and violence as a priority for ensuring the safety and security of Saskatchewan citizens. Beyond investments in police enforcement capacity contained in the 2011-12 Budget, human service agencies will carry on their collaborative work applying best and promising practices to reduce crime and violence.

Funding under these strategies in 2011-12 is intended to address areas which have the most urgent need. Further details are available in the “Saskatchewan’s Children and Youth Agenda” budget paper.

Overall, the Ministry of Social Services will receive $197.8 million, for child and family services in 2011-12, an increase of 8.5 per cent.

2010 Throne Speech

Government is committed to improving educational outcomes for our First Nations and Métis students.

The education of these students is a crucial precursor to their full participation in the labour market, and in Saskatchewan’s future prosperity.

Ministries are working collaboratively with First Nations and Métis leaders.

The goal is simple and profound: create a strategy best suited to the needs of this important group of students. The initial focus will be on early learners.

Stronger Engagement with First Nations and Métis People

Government has established as a priority, the elimination of the persistent gaps in education and employment outcomes between First Nations and Métis people and non-Aboriginal people. As mentioned above, this can only be achieved through shared ownership of the challenges and by engaging First Nations and Métis people in finding innovative solutions.

As part of the First Nations and Métis Education and Employment strategy, the Ministry of Education is doubling funding ($1.4 million) for the First Nations and Métis Education Initiatives Fund. This funding will support school divisions with implementing educational outcome initiatives in their First Nations and Métis Education plans.

School divisions are also being supported with $1 million to implement specific initiatives aimed at improving high school completion rates for Aboriginal students across the province.

Budget Summary | Budget 2011-12  17

Based on the success of the Individual Development Accounts initiative in Saskatoon, new funding of  $500,000 is provided to support additional Saskatchewan communities that involve corporate, business, education and community partners which work with students to stay in school, set and meet financial goals, and develop job readiness skills.

Beyond initiatives identified as part of the cross ministry strategy, ministries will undertake additional initiatives to support improved outcomes for First Nations and Métis people.

The Budget provides a $7 million commitment for Adult Basic Education and the Provincial Training Allowance to provide the support First Nations and Métis students need to continue their education.

AEEI is designating $600,000 of apprenticeship funding to improve outcomes for First Nations and Métis apprentices as well as investing $600,000 for SIAST to support the implementation of the Aboriginal Student Success Strategy.

A new Northern Action Plan will receive $490,000 in funding to begin a three-year plan with the objective to reduce suicide rates and drug use among northern youth.

The First Nations Business Development Program facilitated by CIC will provide financial assistance to First Nations businesses in Saskatchewan to support job creation and economic development. The $3 million program will provide loans from $100,000 to $750,000.

SAFER COMMUNITIES

This Budget makes investments to complete Government’s platform commitment to increase the number of police officers in the province and to create a new Seniors’ Home Security program.

Government has an important role to play in ensuring that the public feel safe in their communities. Large investments are being made to improve our justice and corrections systems and to increase the presence of police officers across Saskatchewan.

The Ministry of Corrections, Public Safety and Policing is receiving $167.5 million, an increase of $13.2 million for policing services.

This funding supports the provincial policing service, including $5.2 million to fully implement the last year of Government’s commitment to hire 120 police officers over four years, and to continue the redevelopment of the Western Gang Database.

Funding is also provided to support increasing costs in correctional institutions:

·
$104 million, an increase of $5.7 million for Adult Corrections, including increases of $1.9 million and 25 full-time equivalents (FTEs) to deal with increasing custody and community supervision caseloads and $500,000 to expand anti-gang programming;

·	$1.2 million and 24.5 FTEs to implement priority year three recommendations from The Road Ahead action plan to improve safety and security in the Province’s adult corrections system; and,

·	$7 million to begin construction of a 32 cell addition to the Pine Grove Correctional Centre in Prince Albert.

18  Budget 2011-12 | Budget Summary

Other public safety related programs are receiving support:

·	$14.6 million increase to complete 2010-11 Provincial Disaster Assistance Claims;

·	$500,000 to begin implementation of the new Seniors’ Home Security Program; and,

·	$400,000 to expand work in the Joint Emergency Preparedness Program.

The Budget also supports initiatives through the Ministry of Justice and Attorney General:

·
Courts and Civil Justice is allocated $49.0 million, an increase of $3.2 million primarily to maintain the quality of the Provincial Court system and improvements in court security, including the creation of a Threat Assessment Unit;

·	Legal and Policy Services is allocated $28.2 million, an increase of $2.1 million to address pressures in Public Prosecutions and maintain core service delivery in Civil and Public Law;

·
$590,000 and six FTEs for the Serious Violent Offender Response Program, which will monitor and prosecute serious offenders prior to their qualifying for consideration as Long-term or Dangerous Offender status; and,

·
Funding of $250,000 will enable further pilots of the Aboriginal Courtworker program with emphasis on supporting child welfare cases, and will help northern women and children in abusive situations get transportation to shelters.

INVESTMENTS FOR A HEALTHY SASKATCHEWAN

Regional Health Authority (RHA) funding will increase by $250 million or 9.7 per cent over last year, providing funding for health care professionals’ salaries, continued operations and drug and medical supply costs.

RHAs will also receive funding to address volume increases in diagnostic imaging (4,950 more MRI patients and 12,850 more CT patients), cardiac care and chronic kidney disease.

New funding will support augmented kidney and bone marrow transplant programs, and the continued support of the province’s multi-year HIV Strategy.

New initiatives are enhanced by funding provided at the end of 2010-11 to ensure patients receive care sooner, through the Saskatchewan Surgical Initiative. It is anticipated this funding will enable health regions to complete an additional 5,500 surgeries in 2011-12.

The Saskatchewan Cancer Agency will receive $12.6 million in new funding to provide services such as chemotherapy, bone marrow transplants and other drug therapies for new and existing cancer patients. The Agency will also receive additional funding for colorectal screening to enhance supports for cancer prevention.

New funding for the College of Medicine will strengthen the residency program by providing additional rotations at the Clinical and Medical Teaching Units in Regina and Saskatoon and funding for faculty positions in the Department of Paediatrics.

Budget Summary | Budget 2011-12  19

Additional funding of $850,000 will be provided to meet Government’s commitment of $3.0 million over three years for tobacco cessation activities. This funding will support the provincial tobacco reduction strategy, Building a Healthier Saskatchewan; a strategy to reduce tobacco use, launched in 2010.

In partnership with the Shock Trauma Air Rescue Society (STARS), the Province will invest $5 million for a new emergency helicopter air ambulance service to better meet the needs of critically injured patients in rural and remote Saskatchewan.

Funding of $937,000 will allow Government Services to hire 15.0 full-time equivalents (over two years) to bring air ambulance services in line with industry standards, including two-pilot crews per airplane.

Funding is provided to support the new nurses hired in 2010-11. Government has met its commitment to hire 800 new nurses.

Funding of $5.0 million is provided to support the continuation of 120 post-graduate medical training seats and to support a distributed learning education model where residents will train in various rural areas of the province.

Additional funding will address utilization and cost increases for Canadian Blood Services, Fee-for-Service, and Out-of-Province payments.

Building on the RHAs success in 2010-11, the regions have been asked to continue to reduce operating costs through targets for employee sick time, overtime management, less time lost due to injuries, and the increased use of group purchasing.

In addition, RHAs will continue to identify ways to generate general efficiency savings in 2011-12. Reductions are not anticipated to significantly impact clinical care or patients directly.

Savings will also be achieved by increasing recoveries from third parties and decreasing the rates paid for generic drugs.

The 2011-12 Budget maintains and expands core services and support for Saskatchewan people with disabilities. Over $274 million is provided, including an increase of $35.6 million for new and enhanced programming and increased program utilization.

This funding includes:

·
$15.8 million in support of people with intellectual and cognitive disabilities, including funding for year three of the four-year 440 waitlist initiative which includes $1.6 million to expand services to those beyond the original waitlist;

·	$2.3 million for Phase 2 of the Saskatchewan Assured Income for Disability Program, including a benefit increase of $50 per month beginning in January of 2010; and,

·	$292,000 (a 10 per cent increase) for the Transit Assistance for People with Disabilities (TAPD) Program.

COMPREHENSIVE APPROACH TO HOUSING

Government is helping to address housing shortages that are a common occurrence in a period of strong economic and population growth. Affordability of housing is also an issue for those with lower income.

Government recently announced that a comprehensive housing strategy will be developed in consultation with a number of stakeholders across the province. The strategy will focus on removing barriers to efficiency in the housing sector and increasing the affordability and accessibility of housing.

20  Budget 2011-12 | Budget Summary

New funding of $33.9 million was announced in February of 2011, for renovations and affordable rental housing projects in more than 100 communities across the province.

More will be done to address this important need:

·
In 2011-12, the Province will provide $1.5 million to assist municipalities in their efforts to increase the supply of affordable rental housing in the province. This is expected to develop up to 300 rental units; and,

·	The Province will also provide $200,000 to help municipalities stimulate home ownership opportunities. It is estimated that up to 50 households will receive a grant in the program’s first year.

The Headstart on a Home program will meet the 2010 Throne Speech commitment to fund the construction of a minimum of 1,000 new entry level homes over five years in Saskatchewan.

The program will use funding from the federal Immigrant Investor Program to encourage the construction, making more housing stock available in Saskatchewan.

ENVIRONMENTAL SUSTAINABILITY

This Budget continues to implement Government’s platform commitment to promote the development and implementation of cost-effective environmental technologies to address greenhouse gas emissions, water conservation, biodiversity and waste reduction.

This is the final year of the four-year, $40 million commitment for green initiatives from the sale of NewGrade. A total of $17 million will be expended through the Go Green Fund in Environment and green initiatives funding in Energy and Resources.

Government’s partnership with SARCAN continues with a $22.4 million grant to support their operation of the Beverage Container Collection and Recycling Program. SARCAN promotes waste reduction initiatives in our province and provides important employment opportunities. $1.8 million of this funding is provided through the Go Green Fund.

Government is committed to the sustainable development of the boreal region of northern Saskatchewan and to demonstrating due diligence for environmental protection in the north. $1 million is being provided from the Go Green Fund to support the development of a Boreal Water Management Strategy.

CIC and subsidiary Crown corporations continue to support Government’s commitment to help Saskatchewan people “Go Green.”

All Crowns, even those that do not produce significant greenhouse gas (GHG) emissions are required to identify performance measures and report annually on progress being made.

CIC will continue to coordinate the reporting of current GHG emissions from all of its Crown corporations. This will serve as a baseline for the Crown sector against which the impact of future GHG reduction programs can be measured and assessed.

SaskEnergy is supporting Saskatchewan’s “Go Green” initiative through its goal to become net zero in electricity consumption by 2015 as well as reducing its corporate carbon footprint to meet the Province’s GHG reduction target by 2015.

SaskEnergy has a number of initiatives underway to help achieve these goals and increase efficiency including: flare gas capture; waste heat capture from electrical generation stations; and compression equipment upgrades or replacements.

Budget Summary | Budget 2011-12  21

Safe, Affordable, Secure Energy

SaskPower is committed to the sustainable production and use of electricity and to ensure safe, affordable and secure energy for the future.

2010 Throne Speech

Government is demonstrating its commitment to sustainability through support of expanded wind power capacity.

That capacity will double between now and 2015 to a total of up to 400 megawatts of clean, green wind power.

With EnerGuide scheduled to wind down in the spring… opportunity to develop a new program that will continue to encourage homeowners to make energy efficiency upgrades … an additional $9.4 million to the EnerGuide budget.

SaskPower is implementing its plan to expand the use of wind power in the province by an additional 200 megawatts by 2013. In February 2011, the Red Lily Wind Project became operational. It adds 26.4 megawatts of clean, renewable power to the province’s electricity system. Consistent with the Government’s direction to facilitate private sector involvement in the economy, the Red Lily Wind Project is owned by Concord Pacific and operated by Algonquin Power Company.

Through SaskPower’s Green Options Plan, up to an additional 175 MW of wind power is to be procured through a competitive solicitation process currently underway.

SaskPower’s Self-Generated Electricity Project for Rinks is exploring the benefits of installing wind turbines at community rinks. Four demonstration sites will be chosen with wind turbines expected to be installed and operational by mid-2011. The demonstration sites will be monitored for up to five years to determine if self-generating electricity can help offset power bills at community rinks.

Saskatchewan Government Insurance (SGI) is continuing to provide a 20 per cent rebate on insurance premiums and registration fees for hybrid and other fuel efficient vehicles, providing incentives for the purchase and use of more environmentally-friendly vehicles on our roads.

Saskatchewan EnerGuide for Houses Grant Program

The EnerGuide program has been enhanced to encourage homeowners to upgrade to the most efficient equipment available and to undertake comprehensive renovations that will make a significant impact in reducing GHG emissions and lower energy bills. The EnerGuide program is regarded as very successful and demonstrates the Province’s commitment to energy efficiency.

CIC will continue to provide up to $20 million in funding to SaskEnergy to cover the subsidized component of home evaluations, the payment to those homeowners who qualify for the EnerGuide Program, as well as administration and communication costs of the program. The program is scheduled to end on October 31, 2013.

22  Budget 2011-12 | Budget Summary

ACCOUNTABLE AND EFFICIENT STEWARDSHIP

Government’s Goal Keep Government’s promises and fulfill the commitments of the election, operating with integrity and transparency, accountable to the people of Saskatchewan.

Government has kept its promises. A large number of commitments were made in the election platform and the outstanding commitments to-date, have now been funded in this Budget.

Government’s promise has also included a clear commitment to accountability and transparency. Direction provided to ministries and ministers in the election platform, in annual Throne Speeches, and in the Ministers’ Mandate letters (from 2007 and 2010) have been acted upon and publicly reported.

Government’s direction on its key priorities – whether they be related to economic growth, improving the security and social outcomes of Saskatchewan people, or driving change in the public service – is being followed by ministries, third party delivery agents, and the Crown sector. Government is proving to be an effective steward of the public services provided to Saskatchewan people.

Public Service Renewal

Ministers’ Mandate Letters

June 29, 2010

Dear Minister

… Lastly, as we work to reduce its footprint, we must be resolved to renew and reform government – its programs, its services, and the way in which they are delivered.

Each of us needs to be challenged to be innovative and creative – to go beyond conventional thinking…

An important initiative for our government will be implementation of the workforce adjustment strategy to reduce the public service by 15 per cent over four years.

My expectation is that ministers will actively support and monitor this transformation of the public service…

Premier Brad Wall

As part of the ‘public service renewal’ initiative launched last spring, work is being done to ensure that Government delivers the services that the people of the province want and need, when, and in the manner they need them.

Ministries were asked to adopt a culture of continuous improvement, and to find innovative ways to be more efficient in the delivery of public services.

Budget Summary | Budget 2011-12  23

The response to this request has been overwhelming. All ministries have undertaken Lean projects within their ministries and/or as inter-ministry projects.

The Ministry of Health has been a clear leader in integrating Lean thinking into the health system. Innovative thinking through these Lean projects is improving the quality, timeliness and safety of care and may help to bend the escalating cost curve of health care.

For example, the Regina Qu'Appelle Health Region's Oncology Ward increased the time that nurses spend with patients during a shift from 26 per cent to 41 per cent.

This region also reduced the number of cancelled MRIs from 12 per week to 1 per week, representing a 7 per cent increase in the RHA’s productivity. The region was able to perform an additional 650 scans per year using existing resources. The RHA also reduced the number of ambulance trips for patients requiring transport to receive their MRIs, from 9 per week to 1 per week, by using more appropriate transportation services.

Breast cancer patients will see a 20 per cent reduction in wait time from the time the plan for radiation therapy is complete to when therapy begins. Breast cancer patients will also see a 50 per cent reduction in exposure to radiation by reducing the number of radiation treatments they require.

The Ministry of Health and RHAs have been working together to obtain a system-wide understanding of how patients move through surgical care and therefore find further efficiencies in surgical wait times.

A Smaller, More Efficient Public Service

The Government is becoming smaller, more efficient and more effective across executive government ministries, third parties, and in the Crown sector.

Through the Growth and Financial Security Act, Government has directed that limits be placed on the size of the public service, to ensure that the public service does not grow any faster than the population growth in Saskatchewan.

The size of the public service is being monitored and the trend is moving in the right direction.

As shown in the following chart, since 2007-08, the size of the public service has been diminishing while the population has continued to grow.

PUBLIC SERVICE TO POPULATION
(CUMULATE CHANGE SINCE BASE YEAR, 2007-08)

Source: MIDAS FTE data; Ministry of Finance. For more information, see the Ministry of Finance Plan for 2011-12.

The 2011-12 Budget shows a net decrease of 273.5 FTEs compared to the 2010-11 Restated Budget.

24  Budget 2011-12 | Budget Summary

Innovative Service Delivery

In 2011, the Information Services Corporation (ISC) will launch the Business Registration online website as the first step to providing a more convenient and cost-effective means to deliver government services to business. This site replaces three manual processes with one simple online process to register a business with the Corporate Registry, the Ministry of Finance for provincial sales taxes and as an employer with the Workers’ Compensation Board.

Following this launch, ISC will work to expand the services offered beyond registration, to provide business owners with a single online point of access to other government services required throughout the life cycle of a business. The ultimate goal of this initiative is to make it much easier to do business in our province, streamlining processes across government and reducing costs for both businesses and government.

Enhancing the efficiency and effectiveness of Crown corporations will continue to be a key focus in 2011. Crowns will seek to find a balance between reducing costs and staffing levels while ensuring that the requirements of a growing economy are met.

As efficiency measures are introduced, the Crown sector will reduce staff levels through attrition. The Crown sector’s ability to efficiently deliver high quality, reliable, safe services to customers at the lowest possible cost will drive staffing decisions.

SaskPower, SaskTel and SaskEnergy are partnering to find efficiencies in providing customer service particularly with respect to line locating services. In 2011, a project will be undertaken that will dispatch a single locator per customer request to locate underground power, gas and telephone lines.

SaskPower and SaskEnergy are also adopting electronic meter technology for residences and businesses. This will result in more timely and efficient meter reading operations as well as improved customer service through real time customer information on energy usage.

CONCLUSION

This is a budget Saskatchewan people can be proud of.

It is a budget that benefits all Saskatchewan people.

Lower taxes. Improved government services. Balanced budgets and reduced debt.

A growing economy, vibrant communities and a great quality of life.

Saskatchewan's time is now.

That's the Saskatchewan Advantage.

Budget Summary | Budget 2011-12  25

26  Budget 2011-12 | Budget Summary

SASKATCHEWAN PROVINCIAL BUDGET
11-12

TECHNICAL PAPERS

SASKATCHEWAN’S ECONOMIC OUTLOOK

Last year was a turnaround year for the global economy as growth resumed for much of the developed world following the recession of just a few years back.

For a small open economy like Saskatchewan’s, this was good news. Potash sales came back strongly, after falling substantially in 2009, while investment in the oil patch increased substantially amid higher prices.

In 2011, the Saskatchewan economy is expected to continue to gain strength. Real GDP growth is expected to rise to 4.2 per cent this year. Nominal GDP, meanwhile, is anticipated to grow by 9.0 per cent.

2010 PERFORMANCE

Despite the setback in agriculture last year, caused by excess moisture, the Saskatchewan economy performed quite well. Job growth continued in many goods-producing and services-related industries, while the province’s population continued to rise.

SASKATCHEWAN ECONOMIC INDICATORS
(Per Cent Change)

	2010	Saskatchewan 2005-10	Rank	Canada 2005-10
Employment	0.9	8.4	2	5.4
Retail Sales	2.7	38.9	1	19.2
Wholesale Trade	9.3	45.2	2	14.4
New Vehicle Sales	6.0	21.3	2	(2.8)
Manufacturing Sales	(2.5)	15.8	2	(10.8)
Building Permits	8.2	125.4	2	19.0
Housing Starts	52.8	71.9	2	(15.8)
International Exports	9.7	71.2	1	(8.6)
Private and Public
Investment Intentions	6.1	78.6	1	23.7
Average Weekly Earnings	5.0	23.6	2	15.7

Source: Statistics Canada

Both population and employment reached historical highs in 2010. Total employment averaged 524,325 while the province’s population was 1,049,701 as of October 1.

POPULATION AND EMPLOYMENT IN SASKATCHEWAN

Source: Statistics Canada

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Most other indicators for 2010 were also positive. International goods exports, retail trade and wholesale trade all increased in 2010, while housing starts jumped 52.8 per cent, the second highest increase in the nation.

GROWTH IN INTERNATIONAL GOODS EXPORTS, 2005-10

Source: Statistics Canada

As well, average weekly earnings went up by 5.0 per cent in 2010 and in the last five years have increased 23.6 per cent, the second highest growth among provinces.

The province’s resource sector performed well in 2010. Potash production returned to close to pre-2009 levels, increasing by well over 100 per cent, while the number of oil wells drilled increased by almost 70 per cent.

Despite these numerous positives for the province in 2010, the setback in agriculture did impact overall growth. According to the Ministry of Finance’s latest forecast, Saskatchewan real GDP growth in 2010 was just 1.7 per cent.

OUTLOOK FOR GLOBAL ECONOMIC GROWTH

Source: Ministry of Finance

INTERNATIONAL ECONOMIC CONDITIONS AND OUTLOOK

Saskatchewan exports roughly 70 per cent of what it produces. Therefore, what happens in the rest of the world is an important factor in the province’s economic performance.

China, India, Brazil and other so-called “emerging nations” that were least affected by the recession of 2008-09 are expected to lead in growth in 2011 and 2012, as they did in 2010.

The recently-announced fiscal and monetary stimulus has perked up private demand in the U.S. and helped to stave off a “double dip.” Yet the dramatic downturn in U.S. household net worth, the

Budget Summary | Budget 2011-12  29

stubbornly high unemployment that persists and the considerable debt baggage that U.S. households and businesses continue to carry suggest that, for the time being, households and businesses there are likely to focus on putting their financial houses in order rather than spending or investing. U.S. growth in 2011 is, therefore, expected to be slightly more subdued at 2.4 per cent, but should improve somewhat to 3.0 per cent in 2012.

The Euro-zone appears to have all the necessary tools and financial resources to stabilize the on-going debt turmoil in Portugal, Ireland, Greece and Spain and thus limit or prevent contagion. However, the debt crisis and the fiscal consolidation that a resolution to it entails are expected to dampen Euro-zone growth in 2011 and 2012.

CANADIAN ECONOMIC CONDITIONS AND OUTLOOK

Canada’s growth tracks U.S. developments quite closely due to the large bilateral trade relationship and closely-aligned monetary policies between the two countries.

As in the U.S., Canadian growth in 2011 is expected to be modest at 2.4 per cent, driven mainly by business investment and natural resource strengths, but the strong Canadian dollar is likely to partially offset some of the benefits from trade.

CANADIAN ECONOMIC ASSUMPTIONS

	2010 Actual	2011	2012	2013	2014	2015
Real GDP Growth (%)	3.1	2.4	2.9	3.0	2.9	2.6
CPI Growth (%)	1.8	2.1	2.0	2.0	2.0	2.0
Interest Rates (%)
Short-term1	0.56	1.28	2.82	3.87	4.63	4.75
Long-term2	3.24	2.99	3.58	4.77	4.92	5.76
Canadian Dollar (US cents)	97.1	99.3	100.6	100.5	99.8	98.9

1	3-month Treasury Bill
2	10-year Government of Canada Bond
Source: Ministry of Finance

Canadian growth is expected to improve to 2.9 per cent in 2012 alongside growth in the U.S.

Stimulative monetary conditions should extend throughout 2011 in the United States. Meanwhile, the Bank of Canada is expected to remain on the sidelines for the time being and thus leave considerable monetary stimulus in place in Canada. The consensus view is that interest rates in Canada are not likely to be raised until later this year.

CANADA AND U.S. KEY POLICY RATES, DAILY

Source: Bank of Canada, U.S. Federal Reserve

Looser U.S. fiscal and monetary policies are putting downward pressure on the U.S. dollar. U.S. dollar weakness and the spread between interest rates in Canada and the U.S. are expected to provide upward

30  Budget 2011-12 | Budget Summary

support to the Canadian dollar. Strong commodity prices constitute another channel of support for the Canadian dollar.

CANADIAN DOLLAR

Source: Bank of Canada, Ministry of Finance

The value of the Canadian dollar is cautiously assumed to average near parity over the forecast period.

Private sector forecasts of the Canadian dollar in 2011 range from a low of 95.3 US cents (TD Bank) to a high of 102.0 US cents (CIBC). For 2012, private sector forecasts range from a low of 95.0 US cents (Scotiabank) to a high of 101.2 US cents (Bank of Montreal).

FORECASTS OF THE CANADIAN DOLLAR
(Expressed in US Cents)

	2011	2012	Release Date
IHS Global Insight	99.9	95.8	Feb./11
Conference Board of Canada (CBOC)	99.3	100.6	Jan./11
Centre for Spatial Economics (C4SE)	96.9	96.1	Jan./11
TD Bank	95.3	95.5	Feb./11
Royal Bank of Canada	100.0	100.1	Dec./10
Bank of Montreal	101.3	101.2	Feb./11
CIBC	102.0	100.5	Jan./11
Scotiabank	98.3	95.0	Feb./11
High	102.0	101.2
Low	95.3	95.0
Average	99.1	98.1
Ministry of Finance	99.3	100.6

COMMODITY PRICES

The price of West Texas Intermediate (WTI) oil is expected to average US$93.00 per barrel in 2011 and US$96.00 per barrel in 2012.

The price of natural gas is expected to average C$3.50 per gigajoule (GJ) in 2011 and C$4.00 per GJ in 2012.

OIL PRICES AND THE NUMBER OF OIL WELLS DRILLED IN SASKATCHEWAN

Source: Ministry of Energy and Resources

Budget Summary | Budget 2011-12  31

Increased investment in the oil patch is expected again this year due to higher prices. The number of oil wells drilled increased by almost 70 per cent in 2010. The Ministry of Energy and Resources expects roughly 3,000 oil wells to be drilled in the province in 2011.

The number of gas wells drilled in the province has fallen in recent years. Throughout the forecast period, it is assumed that drilling activity will pick up as prices improve.

NATURAL GAS PRICES AND THE NUMBER OF GAS WELLS DRILLED IN SASKATCHEWAN

Source: Ministry of Energy and Resources

The price of potash is expected to increase to C$645.11 per K2O tonne (US$390.76 per KCl tonne) this year, from C$569.74 per K2O tonne (US$337.46 per KCl tonne) in 2010, due to improved market conditions.

Saskatchewan potash sales are anticipated to increase to 10.3 million K2O tonnes this year, 7.2 per cent more than in 2010.

VOLUME OF SASKATCHEWAN POTASH SALES AND POTASH PRICE

Source: Ministry of Energy and Resources

NON-RENEWABLE RESOURCE PRICE ASSUMPTIONS – CALENDAR YEAR

	2010
	Actual	2011	2012	2013	2014	2015
WTI Oil (US$/barrel)	79.61	93.00	96.00	96.00	96.00	97.00
Natural Gas (C$/GJ)	3.77	3.50	4.00	4.60	5.50	6.00
Potash (C$/K2O tonne)	569.74	645.11	649.59	663.78	680.09	697.81
Potash (US$/KCl tonne)	337.46	390.76	398.63	406.93	414.02	420.98

Source: Ministry of Energy and Resources

Saskatchewan farmers harvested 20.8 million tonnes of crops in 2010, 30.4 per cent less than in 2009 and 15.0 per cent less than the 10-year average. The 2010 harvest was the smallest harvest since 2002.

Total crop production is assumed to return to a more normal level for the duration of the forecast period.

Agricultural prices have risen over the course of the past several months, in large part reflecting adverse weather conditions in some major growing regions of the world.

32  Budget 2011-12 | Budget Summary

SASKATCHEWAN CROP PRODUCTION

Source: Ministry of Agriculture

The current Pool Return Outlook (less transport) for #1 Canadian Wheat Board Canadian Western Red Spring 13.5 was C$293.18 per tonne for February 2011, whereas one year ago it was C$246.06 per tonne. The price of canola has seen a more dramatic rise. The February 2011 price was C$556.00 per tonne. One year ago it was C$403.00 per tonne.

SASKATCHEWAN’S ECONOMIC OUTLOOK

Saskatchewan real GDP is forecast to grow by 4.2 per cent this year and 2.8 per cent in 2012. A return to a normal crop size in 2011 will be a significant driver of growth given that production fell by 30.4 per cent last year due to excess moisture. Increased business investment, particularly in the oil and potash sectors, is also expected to add to growth this year. In the most recent Statistics Canada release on private and public investment intentions, total capital investment in Saskatchewan is expected to jump by 7.2 per cent in 2011, the second highest growth among provinces.

With the expected increase in private and public investment in 2011, total capital investment in the province will have grown by 91.5 per cent since 2005, the highest growth among provinces.

GROWTH IN PRIVATE AND PUBLIC INVESTMENT FROM 2005-11

Source: Statistics Canada

These factors, combined with much higher prices for both oil and potash in 2011, will lead to nominal GDP growth of 9.0 per cent this year. Nominal GDP growth is anticipated to be 6.3 per cent in 2012.

SASKATCHEWAN FORECAST SUMMARY

	2010	2011	2012	2013	2014	2015
Real GDP Growth (%)	1.7	4.2	2.8	2.1	2.1	2.0
Nominal GDP Growth (%)	5.7	9.0	6.3	5.2	4.8	4.7
CPI Growth (%)	1.41	2.6	2.8	2.4	2.3	2.4
Employment Growth (000s)	4.81	6.0	4.0	3.6	3.6	3.5
Unemployment Rate (%)	5.21	5.1	4.8	4.6	4.4	4.3
Personal Income Growth (%)	0.8	7.3	3.8	4.0	4.1	4.5
Retail Sales Growth (%)	2.71	4.5	5.4	4.6	3.5	3.7

1	Actual
Source: Statistics Canada, Ministry of Finance

Budget Summary | Budget 2011-12  33

SASKATCHEWAN GDP GROWTH

Source: Ministry of Finance

SASKATCHEWAN GDP

Source: Ministry of Finance

Saskatchewan is the only province to have witnessed job growth in each of the last three years. Job growth in Saskatchewan is expected to continue over the forecast period. The Ministry of Finance is forecasting total employment to rise by 6,000 this year and 4,000 in 2012.

SASKATCHEWAN EMPLOYMENT

Source: Ministry of Finance, Statistics Canada

Saskatchewan’s unemployment rate is expected to remain well below the national average over the forecast period, averaging 5.1 per cent in 2011 and 4.8 per cent in 2012.

SASKATCHEWAN AND CANADA UNEMPLOYMENT RATE

Source: Statistics Canada, Ministry of Finance

Continued gains in employment and historically low interest rates will help support consumer spending this year. Increased consumer spending and robust growth in investment contribute to strong retail sales growth.

34  Budget 2011-12 | Budget Summary

SASKATCHEWAN RETAIL SALES GROWTH, 2005-10

Source: Statistics Canada

Private sector forecasts of Saskatchewan real GDP growth in 2011 average 3.9 per cent and range from a high of 4.9 per cent to a low of 2.4 per cent.

Saskatchewan’s economy is expected to outperform all other provincial economies in each of the next two years.

PRIVATE SECTOR FORECASTS OF REAL GDP BY PROVINCE 1

1	Percentages are the average of private sector forecasts. Private sector here includes all of the major
Canadian banks, Global Insight, CBOC and C4SE.

Despite the Ministry of Finance having a slightly higher growth forecast for the Saskatchewan economy than the private sector in 2011 and a slightly lower one in 2012, the two forecasts are very similar in terms of total cumulative growth over the two-year period.

PRIVATE SECTOR REAL GDP GROWTH FORECASTS FOR SASKATCHEWAN
(Per Cent Change)

	2010	2011	2012	Release Date
IHS Global Insight	2.0	2.4	3.2	Jan./11
CBOC	1.4	3.9	4.5	Feb./11
C4SE	2.1	4.0	3.3	Jan./11
TD Bank	2.3	4.3	3.0	Mar./11
Royal Bank of Canada	4.5	4.9	4.3	Mar./11
Bank of Montreal	2.0	4.0	3.3	Mar./11
CIBC	2.0	3.9	3.3	Feb./11
Scotiabank	2.3	4.6	2.8	Mar./11
Laurentian Bank	2.3	2.9	3.0	Nov./10
High	4.5	4.9	4.5
Low	1.4	2.4	2.8
Private Sector Average	2.3	3.9	3.4
Ministry of Finance	1.7	4.2	2.8

Budget Summary | Budget 2011-12  35

PRIVATE SECTOR AND MINISTRY OF FINANCE FORECASTS
OF SASKATCHEWAN REAL GDP

Source: Private sector and Ministry of Finance.
Private sector figures are based on the average of private sector forecasts. Private sector here includes all of the major Canadian banks, Global Insight, CBOC and C4SE.

PRIVATE SECTOR FORECASTS OF REAL GDP GROWTH BY PROVINCE 1
(Per Cent Change)

	2010	Rank	2011	Rank	2012	Rank
British Columbia	3.4	2	2.7	3	2.9	2
Alberta	3.2	3	3.6	2	3.4	1
Saskatchewan	2.3	7	3.9	1	3.4	1
Manitoba	2.2	8	2.7	3	2.7	3
Ontario	3.0	4	2.7	3	2.7	3
Québec	2.8	5	2.3	4	2.3	5
New Brunswick	2.2	8	1.8	6	2.0	6
Nova Scotia	2.2	8	1.7	7	1.9	7
Prince Edward Island	2.4	6	2.1	5	1.9	7
Newfoundland And Labrador	4.8	1	3.9	1	2.5	4
Canada	3.0	--	2.7	--	2.7	--

1	The percentages shown in the table are the average of private sector forecasts as of March 16, 2011. Private sector here includes all of the major Canadian banks, Global Insight, CBOC and C4SE.

CONCLUSION

As with all forecasts, this one is based on a set of assumptions, including those concerning commodity production and prices, Canadian and U.S. economic growth and the value of the Canadian dollar.

Saskatchewan real GDP is currently forecast to grow by 4.2 per cent this year and 2.8 per cent in 2012. Furthermore, job growth is set to continue over the coming year and once again Saskatchewan’s employment level is expected to reach new heights.

It is assumed that farmers will harvest an average-size crop in 2011. A return to a more normal-size crop this year represents a significant increase over 2010, and is one reason why the current real GDP growth forecast for 2011 is 4.2 per cent. However, there is some risk that the heavy snowfall this past winter will present some further challenges for farmers in 2011.

The other key driver of growth expected in 2011 is business investment, most notably investments related to potash capacity expansions and further exploration in the province’s oil patch.

36  Budget 2011-12 | Budget Summary

GENERAL REVENUE FUND
FINANCIAL OUTLOOK

INTRODUCTION

The 2011-12 Budget represents the fourth year under The Growth and Financial Security Act. The Act requires a four-year financial plan in which total General Revenue Fund (GRF) expense must balance with or be less than total GRF revenue each year.

GRF REVENUE OVERVIEW

Despite the recent global slowdown, GRF revenue growth has been stronger in recent years than long-run trends. Since 2003-04, total revenue has grown from $6.6 billion to $11.0 billion in 2010-11, an average annual growth rate of nearly 7.7 per cent. For comparison, GRF revenue grew 4.4 per cent per year over the 1980-81 to 2003-04 period.

Non-renewable resource revenue growth has increased at a faster pace than overall revenue growth, averaging 9.7 per cent annual growth since 2003-04. This is more than four times the average growth rate over the 1980-81 to 2003-04 period.

Strong revenue growth in recent years has been accompanied by volatility, reflecting underlying instability in external factors, particularly resource prices and global economic performance.

Soaring resource prices in 2008 contributed to a 74.7 per cent increase in non-renewable resource revenue and a 25.2 per cent increase in total revenue in 2008-09. The following year saw non-renewable resource and total GRF revenue decline by 58.6 per cent and 16.7 per cent, respectively, as the global economic recession led to reduced demand and prices for Saskatchewan’s resources.

In 2010-11, non-renewable resource revenue and total GRF revenue increased 34.1 per cent and 7.0 per cent, respectively, against a backdrop of a global economic recovery.

AVERAGE ANNUAL GRF REVENUE GROWTH

Budget Summary | Budget 2011-12  37

ANNUAL GRF REVENUE GROWTH
2003-04 to 2010-11

2011-12 GRF REVENUE

In 2011-12, GRF revenue is forecast to be $10.8 billion, a decrease $193.2 million (1.8 per cent) from the 2010-11 forecast. The decline in 2011-12 is the result of:

·	a $369.0 million decrease in transfers from Crown Entities, primarily due to a $359.5 million reduction in total Crown Investments Corporation of Saskatchewan (CIC) dividends;

·	a $131.8 million decrease in other own-source revenue, primarily due to a decrease in interest-related earnings and refunds of prior-years’ expense;

·	a $100.5 million decrease in transfers from the Government of Canada, primarily due to a decrease in federal stimulus transfers and disaster assistance payments;

·	a $266.2 million increase in non-renewable resource revenue, primarily due to increases in oil and potash revenue; and,

·	a $141.9 million increase in tax revenue, primarily due to an increase in Individual Income Tax and Provincial Sales Tax revenue.

COMPOSITION OF 2011-12 GRF REVENUE

Total Revenue: $10.8 billion

38  Budget 2011-12 | Budget Summary

2011-12 GRF REVENUE RECONCILIATION
By Major Revenue Source

(Millions of Dollars)

2010-11 GRF Revenue Forecast	10,987.5
CIC Special Dividend	(203.5)
CIC Regular Dividend	(156.0)
Federal Transfers	(100.5)
Interest Earnings	(66.8)
Other Other Revenue (refunds, casual revenue, etc.)	(59.0)
Crown Land Sales	(30.3)
Oil Royalties	177.5
Tax Revenue	141.9
Potash Royalties	79.8
Resource Surcharge	39.6
Other Net Changes	(15.9)

Revenue Changes	(193.2)

2011-12 Budget GRF Revenue Estimate	10,794.3

The 2011-12 Budget includes the impact of the tax and revenue measures contained in this year’s budget. Increases in personal income tax credits and a reduction in the small business income tax rate are estimated to reduce GRF revenue by $132.8 million in 2011-12. The increase in beer discount rates for commercial permittees will reduce GRF by $5.1 million.

2011-12 GRF REVENUE RECONCILIATION

By Major Factor

(Millions of Dollars)

2010-11 GRF Revenue Forecast		10.987.5
Growth in Own-Source Revenue Base		576.5
Non-recurring CIC Special Dividend		(203.5)
Children’s Hospital	(195.0)
Nuclear Research and Development Strategy	(8.5)
Change in CIC Regular Dividend		(156.0)
Non-recurring Prior-year Income Tax Reconciliation Payments		(112.8)
Change in Federal Transfers		(100.5)
Non-recurring Other Other Revenue (refunds, casual revenue, etc.)		(59.0)

2011-12 Revenue Estimate, prior to Tax and Revenue Measures		10,932.2
Impact of Tax Reductions		(132.8)
Impact of Increased Beer Discounts for Commercial Permittees		(5.1)

2011-12 GRF Revenue Estimate		10,794.3

Budget Summary | Budget 2011-12  39

Excluding the impact of this year’s tax and revenue measures ($137.9 million), reduced federal transfers ($100.5 million) and non-recurring items realized in 2010-11 ($531.3 million) that will not repeat in 2011-12, GRF revenue growth is forecast at $576.5 million in 2011-12, or 5.2 per cent.

Tax Revenue

Tax revenue is forecast to be $5.3 billion in 2011-12, an increase of $141.9 million (2.8 per cent) from the 2010-11 forecast. The significant changes are outlined below.

·
Individual Income Tax is forecast to increase $125.1 million in 2011-12 as the result of growth in taxable income and a reduced negative prior-year adjustment, partially offset by the decline in tax revenue due to the budget measure to increase personal tax credit amounts.

·
Provincial Sales Tax (PST) revenue is forecast to increase $50.5 million in 2011-12 as the result of continued strength in the Saskatchewan economy. Year-over-year growth in personal consumption and business spending is projected to lead to growth in the sales tax base and PST revenue.

·
Fuel Tax revenue is forecast to increase $15.6 million in 2011-12 on the basis of continued growth in the Saskatchewan economy and a rebound from lower-than-expected consumption in 2010-11, related to wet weather in the spring and summer of 2010.

·	Other Taxes, including Insurance Premiums Tax, Liquor Consumption Tax and Corporation Capital Tax are forecast to increase $12.2 million in 2011-12, consistent with a growing economy.

·
Corporation Income Tax is forecast to decrease $66.5 million in 2011-12 because strength in the provincial corporate tax base is fully offset by a reduced prior-year adjustment and the decline in tax revenue due to the budget measure to reduce the small business tax rate.

Non-Renewable Resource Revenue

Non-renewable resource revenue is forecast to be $2.8 billion in 2011-12, an increase of $266.2 million (10.4 per cent) from the 2010-11 forecast. The increase is due to growth in oil, potash, Resource Surcharge and other non-renewable resources, partially offset by decreases in Crown land sales and natural gas revenue.

Non-renewable resource revenue is forecast to account for 26 per cent of total GRF revenue in 2011-12, equal to the average over the most recent five-year period.

·
Crown land sales revenue is forecast at $436.4 million in 2011-12, a decrease of $30.3 million. While lower than the previous year, sales of Crown petroleum and natural gas rights are projected to be the third highest on record.

FISCAL-YEAR NON-RENEWABLE RESOURCE FORECAST ASSUMPTIONS

	2010-11 Budget	2010-11 Forecast	2011-12 Budget
Natural Gas Price (fieldgate, C$/GJ)	4.40	3.39	3.65
Natural Gas Production (billion cubic feet)	188.7	181.5	160.2
WTI Oil Price (US$/barrel)	77.50	81.85	93.75
Oil Production (million barrels	148.6	150.8	159.4
Potash Price (mine netback, C$/K2O tonne)	529	590	646
Potash Price (mine netback, US$/KCl tonne)	308	351	393
Potash Sales (million K2O tonnes)	8.1	9.8	10.4
Canadian Dollar (US cents)	95.50	97.67	99.82

40  Budget 2011-12 | Budget Summary

NON-RENEWABLE RESOURCE REVENUE AS A SHARE OF GRF REVENUE

·	Natural gas revenue is forecast at $22.5 million, a decrease of $3.1 million from 2010-11 as the result of decreased production, partially offset by slightly higher average fieldgate prices.

Production is forecast to decline by 12 per cent in 2011-12, largely as the result of decreased drilling activity. Fieldgate prices are forecast to average $3.65 per gigajoule (GJ), up from $3.39 per GJ in 2010-11.

·	Oil revenue is forecast to increase $177.5 million in 2011-12 as the result of a higher average well-head price and increased production. Total oil royalties are forecast at $1.4 billion.

Oil production is forecast to increase from 150.8 million barrels to 159.4 million barrels in 2011-12.

Well-head prices are forecast to increase from C$67.24 to C$77.38 per barrel in 2011-12. This is primarily due to a higher West Texas Intermediate (WTI) oil price forecast (from US$81.85 to US$93.75 per barrel), partially offset by an increase in the exchange rate.

The value of the Canadian dollar is anticipated to average 99.82 US cents in 2011-12, slightly lower than current rates, but over two US cents higher than in 2010-11. The higher exchange rate reduces Canadian-dollar prices for resources sold in US dollars, including oil, potash and uranium.

WTI OIL PRICES AND EXCHANGE RATE

Budget Summary | Budget 2011-12  41

SASKATCHEWAN POTASH PRICES

·
Potash royalties are forecast at $381.3 million in 2011-12, an increase of $79.8 million from 2010-11. The increase is primarily due to higher average prices, combined with a higher sales volume forecast.

The average Saskatchewan mine netback in 2011-12 is forecast at US$393 per KCl tonne (C$646 per K2O tonne). This price assumption is consistent with external analysis and recent contract prices after accounting for transportation and delivery costs.

On a fiscal-year basis, potash sales are forecast at 10.4 million K2O tonnes, up from 9.8 million K2O tonnes in 2010-11. Demand has improved throughout the world with practically all major consuming countries buying more potash than in 2009.

·
Resource Surcharge revenue is forecast to increase by $39.6 million in 2011-12. The increase is primarily due to a continued increase in the value of resource sales, particularly in the oil and potash sectors. Resource Surcharge revenue is forecast at $438.3 million in 2011-12.

·	Other non-renewable resource revenue, including uranium, coal and other minerals, is forecast to increase by $2.7 million, to $140.3 million in 2011-12.

SASKATCHEWAN POTASH SALES

42  Budget 2011-12 | Budget Summary

Transfers from Crown Entities

Transfers from Crown Entities are forecast to be $587.8 million in 2011-12, a decline of $369.0 million (38.6 per cent) from 2010-11.

The majority of the decrease is related to lower CIC dividends. Special dividends are forecast to decrease by $203.5 million in 2011-12. The decrease is due to two non-recurring dividends received in 2010-11: the $195.0 million dividend to fund the Children’s Hospital and the $8.5 million dividend for Saskatchewan’s Integrated Nuclear Research and Development Strategy. The regular dividend is targeted at $110.0 million in 2011-12.

The Saskatchewan Liquor and Gaming Authority transfer is forecast to decrease $13.1 million in 2011-12, largely as the result of decreased forecasts for the Video Lottery Terminal (VLT) segment, primarily due to lower activity, and the liquor segment, primarily due to increases in beer discount rates for commercial permittees in 2011-12.

Transfers from other enterprises and funds are forecast to increase $3.6 million in 2011-12, primarily due to an increase in net income from the Saskatchewan Gaming Corporation.

Other Own-Source Revenue

Other own-source revenue is forecast to be $541.0 million in 2011-12, a decrease of $131.8 million (19.6 per cent) from 2010-11. Interest earnings are forecast to decline by $66.8 million, largely as the result of one-time gains on the sale of investments in 2010-11. Other miscellaneous own-source revenue is forecast to fall by $59.0 million as refunds that were realized in 2010-11, such as refunds of prior-year AgriStability overpayments, are not forecast to repeat in 2011-12.

Federal Transfers

Total transfers from the Government of Canada are anticipated to be $1.6 billion in 2011-12, a decrease of $100.5 million (6.0 per cent) from 2010-11.

Total transfers under the Canada Health Transfer (CHT) and Canada Social Transfer (CST) will increase $51.7 million and $10.1 million, respectively, as the result of federally legislated increases.

Federal funding under existing and anticipated cost-sharing agreements is expected to decrease $162.3 million in 2011-12. The decrease primarily reflects lower contributions for several infrastructure stimulus programs and a reduction in federal disaster financial assistance.

RISKS TO THE 2011-12 FORECAST

Economic Activity

There is a strong correlation between economic activity in Saskatchewan and GRF own-source revenue.

The provincial economic forecast relies on a set of assumptions regarding the performance of the Canadian, U.S. and global economies, as well as assumptions regarding demand for Saskatchewan’s resources, the value of the Canadian dollar and non-renewable resource prices. Differences between actual activity and budget assumptions will impact provincial revenue, particularly non-renewable resource and taxation revenue.

Nominal Gross Domestic Product (GDP) is forecast to grow by 9.0 per cent in 2011. A one percentage point change in this growth rate, all else equal, is estimated to change GRF own-source revenue by $85 million. The impact of such a change, however, may not be fully realized in the current fiscal year due to lags in the receipt of revenue, particularly Corporation Income Tax and the Resource Surcharge.

Budget Summary | Budget 2011-12  43

Non-Renewable Resource Prices

Prices for Saskatchewan’s non-renewable resources, including oil, natural gas, potash, and uranium, are volatile and beyond the control of government. As a result, forecasting non-renewable resource revenue is difficult.

To minimize risk, revenue estimates are derived by incorporating current market information and private sector forecasts, including the use of private sector averages where possible.

In 2011-12, it is estimated that:

·	a US$1 per barrel change in the average annual WTI oil price results in an estimated $18.5 million change in oil royalties;

·	a $0.10 per gigajoule change in the annual natural gas fieldgate price results in an estimated $0.9 million change in natural gas royalties; and,

·	a US$50 per KCl tonne (C$83 per K2O tonne) change in the average 2011 potash mine netback results in an estimated $96.0 million change in potash royalties.

Exchange Rate

Movements in the exchange rate impact the provincial economy and government revenue in several ways.

With respect to non-renewable resource revenue, a higher value of the Canadian dollar, vis-à-vis the US dollar, reduces the Canadian dollar price of commodities sold in US dollars and provincial royalties.

The 2011-12 exchange rate assumption is 99.82 US cents. A one US cent increase/decrease in the value of the Canadian dollar results in an estimated $27.2 million decrease/increase in non-renewable resource revenue, all else equal.

GRF REVENUE
1990-91 to 2014-15

44  Budget 2011-12 | Budget Summary

MEDIUM-TERM GRF REVENUE OUTLOOK

GRF revenue is forecast to increase by an annual average of 4.5 per cent over the forecast period, slightly lower than long-run trends. For comparison, GRF revenue increased by 5.0 per cent annually over the 2000-01 to 2010-11 period.

The current medium-term outlook results in a GRF revenue forecast of $12.3 billion in 2014-15. All revenue categories are projected to increase over the forecast period, with non-renewable resource and taxation revenue growth expected to lead the way.

Tax revenue is forecast to increase at an annual rate of 3.6 per cent and to account for roughly 48 per cent of total revenue over the medium term. By 2014-15, tax revenue is projected to account for 7.5 per cent of the provincial economy, down from 8.6 per cent in 2007-08. The lower share of the provincial revenue from taxes reflects, in part, the tax reductions in 2008-09 and 2011-12.

Over the next four years, increasing resource prices and sales volumes are forecast to result in 8.4 per cent annual growth in non-renewable resource revenue. This is lower than the 9.7 per cent annual growth rate experienced since 2003-04.

By 2014-15, non-renewable resource revenue is forecast to account for 29.3 per cent of total GRF revenue, up from 26.2 per cent in 2011-12, but well below the high of 37.4 per cent in 2008-09.

MEDIUM-TERM NON-RENEWABLE RESOURCE FORECAST ASSUMPTIONS

	2010-11	2011-12	2012-13	2013-14	2014-15
Natural Gas Price (fieldgate, C$/GJ)	3.39	3.65	4.27	4.83	5.63
Natural Gas Production (billion cubic feet)	181.5	160.2	146.0	136.3	129.9
WTI Oil Price (US$/barrel)	81.85	93.75	96.00	96.00	96.25
Oil Production (million barrels)	150.8	159.4	167.3	169.8	169.1
Potash Price (mine netback, C$/K2O tonne)	590	646	653	668	685
Potash Price (mine netback, US$/KCl tonne)	351	393	401	409	416
Potash Sales (million K2O tonnes)	9.8	10.4	10.6	10.8	10.9
Canadian Dollar (US cents)	97.67	99.82	100.58	100.33	99.58

NON-RENEWABLE RESOURCE REVENUE AS A SHARE OF GRF REVENUE

Transfers from Crown Entities are expected to remain relatively flat over the medium term and

Budget Summary | Budget 2011-12  45

average 5.5 per cent of total revenue. For comparison, transfers from the Crown sector averaged 8.2 per cent over the most recent five-year period.

Other own-source revenue is forecast to grow by approximately one per cent annually over the medium term. This revenue source, however, can be significantly influenced by large, unexpected refunds of prior-years’ expense, one-time interest earnings gains and other casual revenue. The medium-term forecast does not rely on these possible extraordinary transactions.

The current outlook assumes increases in CHT and CST transfers over the medium term, as per existing federal legislation. However, as the federal legislation expires on March 31, 2014, there is uncertainty with respect to CHT and CST funding in the last year of the forecast period and beyond.

Other federal cost-sharing transfers decrease over the medium term as federal stimulus and major infrastructure agreements wind down. The medium-term forecast includes all existing federal-provincial agreements that are reasonably expected to continue. The timing of these funding streams is subject to some degree of uncertainty, particularly with respect to infrastructure projects, as weather-related delays and other factors can alter construction schedules.

2011-12 GRF EXPENSE

GRF expense is estimated to be $10.7 billion in 2011-12, an increase of $555.2 million (5.5 per cent) compared to the 2010-11 Budget expense estimate, reflecting increased spending in priority areas such as Health, Education and Social Services.

2011-12 GRF Expense Allocation

GRF expense in 2011-12 will be allocated as:

·	Health, $4.46 billion, or 41.8 per cent;

·	Education (including Teachers’ Pensions and Benefits), $1.43 billion, or 13.4 per cent;

·	Advanced Education, Employment and Immigration, $855.9 million, or 8.0 per cent;

·	Social Services, $814.2 million, or 7.6 per cent;

·	Debt Servicing, $420.0 million, or 3.9 per cent;

·	Agriculture, $417.9 million, or 3.9 per cent;

·	Highways and Infrastructure, $380.3 million, or 3.6 per cent; and,

·	remaining ministries and agencies, $1.90 billion, or 17.8 per cent.

2011-12 GRF EXPENSE RECONCILIATION

(Millions of Dollars)

2010-11 Budget GRF Expense Estimate	10,124.1
Health	260.3
Education1	119.3
Social Services	60.0
Agriculture	32.1
Corrections, Public Safety and Policing	31.3
Advanced Education, Employment and Immigration	26.4
Chief Electoral Officer	12.6
Other Net Changes	13.2

Expense Changes	555.2

2011-12 Budget GRF Expense Estimate	10,679.3

1	Includes Teachers’ Pensions and Benefits

46  Budget 2011-12 | Budget Summary

COMPOSITION OF 2011-12 GRF EXPENSE

This allocation represents a shifting of the shares, relative to the 2010-11 Budget, from Highways and Infrastructure (down 0.4 percentage points) and debt servicing (down 0.4 percentage points) to Health (up 0.3 percentage points), Education (including Teachers’ Pensions and Benefits and Advanced Education, Employment and Immigration, up 0.3 percentage points), Social Services (up 0.2 percentage points) and Agriculture (up 0.1 percentage points).

MEDIUM-TERM GRF EXPENSE OUTLOOK

Over the medium term, expense growth is targeted at 4.7 per cent in 2012-13 and 4.0 per cent in 2013-14 and 2014-15. By the end of the four-year period, GRF expense is forecast at $12.1 billion.

GRF MEDIUM-TERM FORECAST
2011-12 to 2014-15

Budget Summary | Budget 2011-12  47

FOUR-YEAR FINANCIAL PLAN

The Growth and Financial Security Act requires a four-year financial plan that sets out the Government’s plan for expense, revenue and debt.

In 2011-12, the GRF is estimated to have a pre-transfer surplus of $115.0 million. One-half of this amount, or $57.5 million, will be transferred to the Growth and Financial Security Fund (GFSF). After a $325.0 million withdrawal from the GFSF for debt reduction, the GRF will post a surplus of $382.5 million.

The projected year-end balance in the GFSF is $710.8 million in 2011-12.

Government general public debt will be $3.8 billion on March 31, 2012, a decrease of $325.0 million from the previous year and $3.0 billion from March 31, 2008.

Over the remainder of the forecast period, the GRF will post pre-transfer surpluses each year. Annual revenue growth of 4.5 per cent, on average, will accommodate expense growth of 4.7 per cent in 2012-13 and 4.0 per cent growth over the last two years of the forecast period.

The pre-transfer surpluses will result in net transfers to the GFSF, leaving the GFSF with a balance of $998.3 million at the end of 2014-15.

After a $325.0 million reduction in government debt in 2011-12, GRF surpluses ensure that government general public debt will not increase over the remainder of the forecast period.

GRF FOUR-YEAR FINANCIAL PLAN

(Millions of Dollars)	2011-12	2012-13	2013-14	2014-15
Revenue	$10,794.3	$11,331.2	$11,828.4	$12,318.6
Expense	10,679.3	11,181.2	11,628.4	12,093.6
Pre-transfer Surplus	115.0	150.0	200.0	225.0
Transfer (to) GFSF	(57.5)	(75.0)	(100.0)	(112.5)
Transfer from GFSF	325.0	–	–	–

Net Transfer from (to) GFSF	267.5	(75.0)	(100.0)	(112.5)

GRF Surplus	$382.5	$75.0	$100.0	$112.5

GFSF Balance	$710.8	$785.8	$885.8	$998.3

Government General Public
Debt (billions of dollars)	$3.8	$3.8	$3.8	$3.8

48  Budget 2011-12 | Budget Summary

GENERAL REVENUE FUND
2010-11 FINANCIAL UPDATE

The General Revenue Fund (GRF) fiscal situation in 2010-11 is unchanged from the forecast presented in the 2010-11 Third Quarter Financial Report.

The 2010-11 forecast includes a $1,037.6 million increase in revenue from budget. This increase is primarily due to robust growth in tax revenue, particularly Corporation Income Tax, and stronger-than-expected performance in the non-renewable resource sector.

Expense in 2010-11 is projected to increase $823.4 million from budget. The increase is largely the result of a $481.5 million increase in third-party capital funding to expedite progress on important infrastructure projects, and a $186.0 million increase to cover costs associated with the flooding in 2010. The increase in revenue has also allowed the Province to provide funding for the Saskatchewan Surgical Initiative and to clean up abandoned uranium mines.

Revenue is projected to exceed expense by $40.0 million in 2010-11. Half of this pre-transfer surplus will be transferred to the Growth and Financial Security Fund (GFSF), leaving a $20.0 million GRF surplus.

With the $20.0 million transfer from the GRF, the GFSF is projected to have a year-end balance of $978.3 million.

Government general public debt is forecast to remain at $4.1 billion, unchanged from March 31, 2010.

GRF 2010-11 FINANCIAL FORECASTS

		1st		3rd	Change
	Budget	Quarter	Mid-Year	Quarter	from
(Millions of Dollars)	Estimate	Forecast	Projection	Forecast	Budget
Revenue	$9,949.9	$10,144.8	$10,676.1	$10,987.5	$1,037.6
Expense	10,124.1	10,285.8	10,539.1	10,947.5	823.4
Pre-Transfer Surplus (Deficit)	(174.2)	(141.0)	137.0	40.0	214.2
Transfer (to) GFSF	–	–	(68.5)	(20.0)	(20.0)
Transfer from GFSF	194.2	161.0	–	–	(194.2)
Net Transfer from (to) GFSF	194.2	161.0	(68.5)	(20.0)	(214.2)

GRF Surplus	20.0	20.0	68.5	20.0	0.0

GFSF Balance*	510.8	797.3	1,026.8	978.3	467.5

Government Debt*	$4,145.3	$4,140.5	$4,140.5	$4,140.5	$(4.8)

*  1st Quarter, Mid-Year and 3rd Quarter forecasts reflect actual 2010-11 opening balance.

Budget Summary | Budget 2011-12  49

SASKATCHEWAN’S TAX EXPENDITURES

INTRODUCTION

Although the primary purpose of taxation is to raise revenue, governments also attain some of their social and economic goals by reducing the taxes paid by certain taxpayers. These reductions are commonly called “tax expenditures” and include such measures as exemptions, deductions, tax credits, preferential tax rates or deferrals. Each provides special or preferential treatment to certain taxpayers or to certain types of activity. Taken together, they provide assistance to a variety of individuals and businesses, including families, farmers, senior citizens and small businesses.

While tax expenditures are usually absorbed in the overall revenue estimates and are not presented in the same way as direct spending programs, they reduce the amount of revenue generated by a government and they affect a government’s fiscal position in the same way as direct expenditures.

THE RATIONALE FOR TAX EXPENDITURES

Tax expenditures can achieve a number of objectives, such as enhancing the fairness of the tax system or promoting certain types of economic activity. In pursuing these objectives, some tax expenditures have become fundamental elements of the tax system.

Saskatchewan’s sales tax does not apply to certain basic items such as food, residential natural gas, residential electricity, children’s clothing and reading materials, thereby reducing the taxes paid by families consuming these basic items. This treatment is in contrast to the federal Goods and Services Tax (GST) and the sales taxes of provinces that have harmonized their sales taxes with the GST, since those taxes apply to a much broader range of goods and services purchased by families.

In recognition of the importance of agriculture to Saskatchewan, the Province’s Fuel Tax exemption provides tax-free treatment to farm-use diesel fuel, through a fuel-colouring program, and a partial tax exemption for farm-use gasoline when purchased in bulk.

Saskatchewan’s personal income tax system applies provincial marginal tax rates directly to taxable income as defined for federal income tax purposes. As a result, deductions that contribute to the federal determination of taxable income, such as the deduction for Registered Retirement Savings Plan contributions, also affect Saskatchewan income tax revenue. The impacts of several of these deductions are estimated in this paper.

In addition, Saskatchewan’s personal income tax system has distinct provincial non-refundable income tax credits that recognize the personal circumstances of the taxpayer, including family-based credits, disability-related credits and educational credits. This paper also provides estimates of the revenue impacts of several of these provincial non-refundable tax credits.

To improve the distribution of corporate taxes, Saskatchewan levies a lower income tax rate on small businesses and a special income tax rate on manufacturing and processing (M&P) profits. Saskatchewan also provides a refundable Investment Tax Credit (ITC) to assist M&P companies that invest in qualifying new or used M&P assets for use in Saskatchewan.

50  Budget 2011-12 | Budget Summary

ASSOCIATED COSTS

While tax expenditures serve important social and economic objectives, the introduction of any tax expenditure results in associated costs. These costs take several forms.

·	First, there is the cost of forgone revenue. Tax expenditures result in the reduction of revenue collected and have a significant impact on a government’s financial position.

·	Second, tax expenditures may add to the complexity of the tax system, leading to increased administrative effort by both taxpayers and governments.

·
Third, tax expenditures may create distortions in consumer and other economic behaviour. For example, the exemption for restaurant meals and snack foods provides preferential treatment for this category of consumer expenditure.

·	Finally, tax expenditures may create increased compliance costs for both businesses and consumers.

GOVERNMENT OF CANADA TAX EXPENDITURES

The federal government produces a detailed presentation on tax expenditures that are part of the federal tax system.

Since Saskatchewan’s personal and corporate income taxes are based upon the federal definition of taxable income, many of the federal tax expenditures have an impact on Saskatchewan’s revenue. Readers interested in examining the federal government’s presentation of tax expenditures are invited to contact the Finance Canada Distribution Centre in Ottawa or visit the website www.fin.gc.ca (and click on “Publications & Reports”).

2011 SASKATCHEWAN TAX EXPENDITURES

The 2011 Saskatchewan tax expenditures include measures announced in the 2011-12 Budget. This includes the $1,000 increase to the basic and spousal personal income tax exemption amounts, as well as the $500 increase to the dependent child tax credit amount for the 2011 taxation year. The Budget also announced the reduction of the small business corporate income tax rate to 2 per cent as of July 1, 2011. The 2011 tax expenditures also reflect the 2011 indexation of Saskatchewan’s personal income tax system to the national rate of inflation of 1.4 per cent.

The following tables provide estimates of the major tax expenditures of the Government of Saskatchewan in 2011, calculated using tax collection data and Statistics Canada data.

Budget Summary | Budget 2011-12  51

2011 Government of Saskatchewan
Tax Expenditure Accounts
(Value of Tax Expenditures in Millions of Dollars)

Sales Tax

Exemptions
1.	Children’s clothing and footwear	$7.3
2.	Prescription drugs	33.9
3.	Electricity	37.6
4.	Farm machinery and repair parts	55.2
5.	Fertilizer, pesticide and seed	99.0
6.	Food
	– Restaurant meals and snack foods	55.7
	– Basic groceries	106.9
7.	Natural gas	24.8
8.	Reading materials	9.3
9.	Services
	– Construction	397.5
	– Other	30.5
10.	Used goods – exemption amounts	1.1
11.	Light used vehicles	70.4
12.	Direct agents	23.5
13.	Eligible energy efficient appliances, furnaces and boilers	2.7
14.	Toll-free telephone services	0.4
15.	Municipal fire trucks	0.1
16.	Mineral exploration equipment	0.1
Fuel Tax
1.	Exemption for farm activity	$115.2
2.	Exemption for heating fuels	24.4
3.	Exemption for primary producers	1.4
Personal Income Tax
Deductions from Income
1.	Registered Pension Plan contributions	$78.9
2.	Registered Retirement Savings Plan contributions	164.4
3.	Annual union, professional or like dues	17.1
4.	Child care expenses	9.0
5.	Moving expenses	3.7
6.	Carrying charges	15.8
7.	Allowable employment expenses	17.8
8.	$750,000 capital gains deduction	70.1

52  Budget 2011-12 | Budget Summary

Saskatchewan Non-Refundable Tax Credits
1.	Basic personal tax credit	$912.0
2.	Spousal tax credit	45.4
3.	Equivalent-to-spouse tax credit	24.4
4.	Age tax credit	30.7
5.	Supplement to the age tax credit	10.5
6.	Dependent child tax credit	60.7
7.	Canada Pension Plan contributions tax credit	70.2
8.	Employment Insurance premiums tax credit	22.9
9.	Pension income tax credit	10.3
10.	Tuition and education tax credit	29.6
11.	Student loan interest tax credit	1.7
12.	Disability tax credit	11.1
13.	Caregiver tax credit	2.0
14.	Medical expenses tax credit	23.4
15.	Charitable contributions tax credit	44.8

Other Saskatchewan Tax Measures
1.	Saskatchewan Low-Income Tax Credit	$80.0
2.	Labour-sponsored Venture Capital Tax Credit	11.7
3.	Mineral Exploration Tax Credit	1.0
4.	Employees’ Tool Tax Credit	1.0
5.	Political Contributions Tax Credit	1.7
Corporation Income Tax
1.	Lower tax rate for small business	$283.3
2.	Royalty Tax Rebate	2.0
3.	Manufacturing and Processing Profits Tax Reduction	10.0
4.	Investment Tax Credit for Manufacturing and Processing	20.0

Budget Summary | Budget 2011-12  53

2011 INTERCITY COMPARISON OF TAXES,
UTILITIES AND HOUSING

A number of factors contribute to the quality of life enjoyed by individuals and families in Saskatchewan and across Canada. For example, access to excellent health care, education and social services is a key part of the overall quality of life.

Other important factors that affect quality of life are:

·	the level of taxation;

·	cost of utilities and auto insurance; and,

·	household costs for rent and mortgages.

Calculating the combined cost of provincial taxes, utilities and housing is a reliable way to compare the attractiveness of living in different parts of Canada.

For the purposes of such a comparison, the total cost of such taxes, utilities and housing for representative families living in Saskatoon, Saskatchewan’s largest city, has been compared with the costs those families would face in other major cities across the country.

The provincial taxes, utilities and housing costs associated with the following family characteristics and income levels have been calculated to provide a representative comparison:

·	a single person, living in rental accommodation, with an annual income of $25,000;

·	a family of two adults and two dependent children, owning its own home, with an annual family income of $50,000; and,

·	a family of two adults and two dependent children, owning its own home, with an annual family income of $75,000.

The income of the two families is assumed to be earned by both spouses, with one earning 60 per cent and the other earning 40 per cent of total family income.

The 2011-12 Budget announces a $1,000 increase to the basic and spousal exemption amounts and a $500 per child increase to the exemption in respect of dependent children. This personal income tax reduction supplements the Government’s 2008 income tax reduction, which increased the basic and spousal exemption amounts by $4,000 each and increased the dependent child amount by $2,000 per child, and the indexation of the personal income tax system to the national rate of inflation from 2007 to 2011.

As a result, in 2011, Saskatchewan individuals and families pay total provincial taxes that are very competitive with those paid in other Canadian cities.

·	A single person earning $25,000 will pay $1,153 in total provincial taxes, the second lowest tax level;

·	A two-income family earning $50,000 will pay $906 in total provincial taxes, the second lowest tax level; and,

·	A two-income family earning $75,000 will pay $4,117 in total provincial taxes, the second lowest tax level.

54  Budget 2011-12 | Budget Summary

Saskatoon also ranks favourably with other cities in Canada when comparing provincial taxes and utilities. For all three representative family situations, Saskatoon ranks as having the lowest overall combined taxes and utilities of the ten cities surveyed.

The 2011-12 Budget also announces that the Government is completing education property tax reform which began in the 2009-10 Budget. This reform significantly reduces the reliance on property tax to fund education and reduces the cost of home ownership in Saskatchewan.

When the combined taxes, utilities and housing costs of the representative families are considered, Saskatoon compares very favourably with other Canadian cities.

2011 INTERCITY COMPARISON OF TAXES, UTILITIES AND HOUSING
SINGLE PERSON AT $25,000 TOTAL INCOME

	Vancouver	Calgary	Saskatoon	Winnipeg	Toronto	Montréal	Saint John	Halifax	Charlotte- town	St. John’s
Provincial Taxes and Health Premiums
Provincial
Income Tax	$474	$651	$985	$1,659	$727	$1,575	$1,050	$1,341	$1,547	$1,194
Tax Credits and
Rebates	(135)	0	(225)	(650)	(538)	(597)	0	0	0	0
Health Premiums	290	0	0	0	300	0	0	0	0	0
Retail Sales Tax	623	0	243	426	740	786	740	925	598	783
Gasoline Tax	280	90	150	115	147	167	107	155	158	165
Total Provincial
Taxes and Health
Premiums	$1,532	$741	$1,153	$1,550	$1,376	$1,931	$1,897	$2,421	$2,303	$2,142
Household Utility Costs
Electricity	$331	$613	$694	$373	$702	$398	$595	$671	$946	$619
Telephone	305	282	258	289	268	268	266	303	296	266
Auto Insurance	1,436	2,100	970	1,024	4,595	1,432	1,590	1,987	1,598	2,561
Total Household
Utility Costs	$2,072	$2,995	$1,922	$1,686	$5,565	$2,098	$2,451	$2,961	$2,840	$3,446
Total Taxes
and Utilities	$3,604	$3,736	$3,075	$3,236	$6,941	$4,029	$4,348	$5,382	$5,143	$5,588
Housing Costs
Rent	$11,280	$10,728	$9,180	$7,788	$11,388	$7,524	$6,660	$8,784	$6,924	$7,788
Total of Taxes,
Utilities and
Housing	$14,884	$14,464	$12,255	$11,024	$18,329	$11,553	$11,008	$14,166	$12,067	$13,376

Budget Summary | Budget 2011-12  55

2011 INTERCITY COMPARISON OF TAXES, UTILITIES AND HOUSING
SINGLE PERSON AT $50,000 TOTAL INCOME

	Vancouver	Calgary	Saskatoon	Winnipeg	Toronto	Montréal	Saint John	Halifax	Charlotte- town	St. John’s
Provincial Taxes and Health Premiums
Provincial
Income Tax	$864	$1,118	$427	$2,413	$259	$2,232	$2,177	$2,444	$2,799	$2,156
Tax Credits and
Rebates	(90)	(808)	(272)	(650)	(600)	0	0	0	0	0
Active Families
Benefit	0	0	(300)	(109)	(100)	0	0	(88)	0	0
Health Premiums	1,452	0	0	0	300	0	0	0	0	0
Retail Sales Tax	1,828	0	751	1,318	2,179	2,348	2,179	2,724	1,853	2,322
Gasoline Tax	559	180	300	230	294	334	214	310	316	330
Total Provincial
Taxes and Health
Premiums	$4,613	$490	$906	$3,202	$2,332	$4,914	$4,570	$5,390	$4,968	$4,808
Household Utility Costs
Home Heating	$1,185	$928	$929	$1,076	$982	$1,601	$1,796	$1,509	$2,181	$2,138
Electricity	548	929	1,059	596	1,075	590	912	1,085	1,446	950
Telephone	305	282	258	289	268	268	266	303	296	266
Auto Insurance	1,436	2,100	970	1,024	4,595	1,432	1,590	1,987	1,598	2,561
Total Household
Utility Costs	$3,474	$4,239	$3,216	$2,985	$6,920	$3,891	$4,564	$4,884	$5,521	$5,915
Total Taxes
and Utilities	$8,087	$4,729	$4,122	$6,187	$9,252	$8,805	$9,134	$10,274	$10,489	$10,723
Housing Costs
Mortgage Costs	$20,760	$12,364	$9,848	$7,882	$14,513	$8,258	$5,332	$7,629	$4,853	$6,831
Net Property Taxes	2,739	1,873	2,791	2,558	2,950	2,938	2,462	2,272	2,600	2,640
Total Housing
Costs	$23,499	$14,237	$12,639	$10,440	$17,463	$11,196	$7,794	$9,901	$7,453	$9,471
Total of Taxes,
Utilities and
Housing	$31,586	$18,966	$16,761	$16,627	$26,715	$20,001	$16,928	$20,175	$17,942	$20,194

56  Budget 2011-12 | Budget Summary

2011 INTERCITY COMPARISON OF TAXES, UTILITIES AND HOUSING
SINGLE PERSON AT $75,000 TOTAL INCOME

	Vancouver	Calgary	Saskatoon	Winnipeg	Toronto	Montréal	Saint John	Halifax	Charlotte- town	St. John’s
Provincial Taxes and Health Premiums
Provincial
Income Tax	$2,428	$3,336	$3,075	$5,411	$2,766	$6,562	$4,732	$5,419	$5,607	$4,581
Tax Credits and
Rebates	0	0	0	(650)	(335)	0	0	0	0	0
Active Families
Benefit	0	0	(300)	(109)	(100)	0	0	(88)	0	0
Health Premiums	1,452	0	0	0	750	0	0	0	0	0
Retail Sales Tax	2,479	0	1,042	1,802	2,955	3,155	2,955	3,693	2,528	3,135
Gasoline Tax	559	180	300	230	294	334	214	310	316	330
Total Provincial
Taxes and Health
Premiums	$6,918	$3,516	$4,117	$6,684	$6,330	$10,051	$7,901	$9,334	$8,451	$8,046
Household Utility Costs
Home Heating	$1,185	$928	$929	$1,076	$982	$1,601	$1,796	$1,509	$2,181	$2,138
Electricity	548	929	1,059	596	1,075	590	912	1,085	1,446	950
Telephone	305	282	258	289	268	268	266	303	296	266
Auto Insurance	1,436	2,100	970	1,024	4,595	1,432	1,590	1,987	1,598	2,561
Total Household
Utility Costs	$3,474	$4,239	$3,216	$2,985	$6,920	$3,891	$4,564	$4,884	$5,521	$5,915
Total Taxes
and Utilities	$10,392	$7,755	$7,333	$9,669	$13,250	$13,942	$12,465	$14,218	$13,972	$13,961
Housing Costs
Mortgage Costs	$20,760	$12,364	$9,848	$7,882	$14,513	$8,258	$5,332	$7,629	$4,853	$6,831
Net Property Taxes	2,739	1,873	2,791	2,558	2,950	2,938	2,462	2,272	2,600	2,640
Total Housing
Costs	$23,499	$14,237	$12,639	$10,440	$17,463	$11,196	$7,794	$9,901	$7,453	$9,471
Total of Taxes,
Utilities and
Housing	$33,891	$21,992	$19,972	$20,109	$30,713	$25,138	$20,259	$24,119	$21,425	$23,432

Budget Summary | Budget 2011-12  57

TAXES, UTILITIES AND HOUSING – NOTES

Tax estimates are calculated for the 2011 calendar year using known changes as of March 4, 2011. Household charges for the basic utility services (electricity, home heating, telephone and auto insurance) represent a cost comparison of the actual ‘known’ utility rates for the 2010 calendar year. This methodology has been chosen due to the uncertainty of attempting to forecast utility rates for the coming year. The utility figures exclude federal GST, provincial sales tax and municipal taxes and surcharges.

Provincial Income Tax is calculated for an individual with $25,000 and two families with $50,000 and $75,000 income respectively. It is assumed that family income is earned by both spouses at a 60 per cent to 40 per cent ratio and that the families each claim $3,000 in child care expenses for two dependent children (ages 6 and 12). Personal non-refundable credits used include the CPP/QPP and EI contribution credits. Gross Québec Personal Income Tax has been reduced by the Québec Child Care Expense Tax Credit and by the 16.5 per cent abatement from federal income tax.

Tax Credits and Rebates refer to refundable provincial income tax credits and rebates designed to reduce the impact of retail sales tax, rental payments and property taxes (those property tax rebate plans administered through provincial income tax systems).

Active Families Benefit refers to the Saskatchewan refundable income tax credit that rebates up to $150 per child annually for cultural, recreational and sports activities fees for children 6 to 14 years old. This initiative took effect January 1, 2009. Effective January 1, 2010, Ontario also introduced a refundable income tax credit that rebates up to $50 per child annually for cultural, recreational and sports activities fees for children less than 16 years of age. Manitoba and Nova Scotia provide non-refundable children’s fitness tax credits.

Health Premiums are annual premiums for hospital insurance and medical services.

Retail Sales Tax is based upon average family expenditure baskets at the total income levels from the Survey of Family Expenditures in 2009 (Statistics Canada). The sales tax base in each province was identified from the enacting legislation, with total expenditures adjusted to reflect Saskatchewan consumption patterns. Provincial retail sales taxes were then estimated based on taxable expenditures in each province. The Harmonized Sales Tax (HST) replaced the provincial sales tax in British Columbia and Ontario effective July 1, 2010. Figures for the 2011 Intercity Comparison paper reflect a full year of HST in those provinces. The HST rate in Nova Scotia was increased from 8 to 10 per cent effective July 1, 2010. The sales tax rate in Québec was increased from 7.5 to 8.5 per cent effective January 1, 2011. Figures for the 2011 Intercity Comparison paper reflect a full year of the new sales tax rates in Nova Scotia and Québec.

Gasoline Tax is based on annual consumption of 1,000 litres by a single person, and 2,000 litres for each of the families. Figures include charges levied by transit commissions as well as carbon taxes applied to the purchase of gasoline.

Home Heating charges are based on an annual consumption level of 2,800 m3 of natural gas. For Charlottetown and St. John’s, the figures represent the BTU equivalent consumption of fuel oil.

Electricity charges are based on an annual consumption level of 4,584 kWh for the renter and 8,100 kWh for the homeowners.

Telephone charges are the basic service rates for individual residences.

58  Budget 2011-12 | Budget Summary

Auto Insurance is based on a composite index developed by SGI modelled after the index developed by the Consumers’ Association of Canada. The index is based on the actual insurance rates quoted for what the driver would pay in each jurisdiction if they had the same car, same coverage, same claims history and driving record at a consistent point in time. The Consumers’ Association of Canada developed 34 profiles to create this index. The impact of “Good Driver” discounts/rebates has been factored in for all applicable jurisdictions.

Rent is based on average one-bedroom apartment rents for each metropolitan area, from the Canada Mortgage and Housing Corporation’s Rental Market Report, October 2010.

Mortgage Costs are based on average home prices for a detached bungalow, from the Royal LePage Third Quarter 2010 Survey of Canadian House Prices, with one-half of the home price being financed over 25 years at a one-year closed mortgage rate of 3.5 per cent.

Net Property Taxes for all cities are based on the estimated taxes for a sample detached bungalow from the City of Edmonton 2009 Residential Property Taxes and Utility Charges Survey, with the exception of Charlottetown whose property tax estimate is based on the average of detached bungalows in that city as determined from the Royal LePage Third Quarter 2010 Survey of Canadian House Prices. All provincial, municipal, education and library property taxes are included in the property tax figures. Property tax credit programs administered by municipalities on property tax notices have been deducted from the property tax figures to arrive at the net property tax amounts.

Budget Summary | Budget 2011-12  59

2011-12 BORROWING AND DEBT

The General Revenue Fund (GRF) borrows for government and Crown corporations.

Public Debt as reported in the Province’s financial statements is comprised of:

·	Gross Debt – the amount of money owed to lenders; less

·	Sinking Funds – the amount of money which has been set aside for the repayment of debt.

Public debt is discussed in this budget paper.

Crown corporations are responsible for the principal and interest payments on their debt. Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

Crown corporation debt is divided into two components: Crown corporation general debt and Government business enterprise specific debt. This has been done to provide consistency with the way these amounts are segregated in the Public Accounts.

Government business enterprises are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside government as their principal activity. Amounts borrowed specifically for these enterprises are disclosed separately from other government debt, because they are expected to be repaid from cash flows generated by these business enterprises.

All other Crown corporation debt is classified as Crown corporation general debt. This debt includes amounts that can be repaid from business activities of the Crown sector and amounts that can only be repaid with assistance from Government.

Public debt is forecast to increase by $375.9 million during 2010-11 and increase by an additional $485.3 million in 2011-12.

Government general public debt is forecast to remain unchanged in 2010-11 and decline by $325.0 million in 2011-12.

Crown corporation general public debt is forecast to decline by $131.1 million during 2010-11 and increase by $55.1 million during 2011-12. The changes in both years are primarily due to fluctuations in short-term debt for the utility Crown corporations.

Government business enterprise specific public debt is forecast to increase by $507.0 million during 2010-11 and increase by an additional $755.2 million during 2011-12. The increases in both years are almost entirely attributable to higher long-term debt for the utility Crown corporations.

60  Budget 2011-12 | Budget Summary

DEBT OF THE GENERAL REVENUE FUND
As at March 31

	Estimated	Forecast	Actual
(Millions of Dollars)	2012	2011	2010
Government General
Gross Debt	$5,756.7	$6,119.5	$6,427.0
Sinking Funds	1,941.2	1,979.0	2,286.5

Government General Public Debt	$3,815.5	$4,140.5	$4,140.5
Crown Corporation General
Gross Debt	$781.5	$721.1	$845.7
Sinking Funds	38.8	33.5	27.0

Crown Corporation General Public Debt	$742.7	$687.6	$818.7
Government Business Enterprise Specific
Gross Debt	$4,770.1	$3,960.0	$3,417.3
Sinking Funds	474.5	419.6	383.9

Government Business Enterprise
Specific Public Debt	$4,295.6	$3,540.4	$3,033.4

Public Debt	$8,853.8	$8,368.5	$7,992.6

Guaranteed Debt	$91.3	$42.7	$17.1

PUBLIC DEBT OF THE GENERAL REVENUE FUND
As at March 31

Budget Summary | Budget 2011-12  61

GRF PUBLIC DEBT AS A % OF GDP
As at March 31

GENERAL REVENUE FUND BORROWING

The Province’s 2011-12 borrowing requirements are estimated to be $886.8 million, compared to forecast requirements of $789.5 million in 2010-11.

All 2011-12 borrowing requirements are for the purpose of Crown corporations.

62  Budget 2011-12 | Budget Summary

Reconciliation of Surplus and
Change in Government General Public Debt

The amount by which government general public debt will change may be higher or lower than the surplus reported under the accrual basis of accounting.
The difference between the surplus and the amount by which government general public debt will change is reconciled by:

1.	Adjusting the surplus to a cash basis to recognize the amount and timing of non-cash revenues and expenditures to determine the cash provided from operations;

2.	Adjusting for cash required for capital acquisitions;

3.
Adding other cash sources or subtracting other cash requirements to recognize the amount of cash inflows and outflows from loan, investment and other activities to determine the cash available to reduce debt; and,

4.	Adding changes in sinking funds which will be used to repay government general public debt.

		Estimated 2011-12		Forecast 2010-11
		($ Millions)

Surplus (on Accrual Accounting Basis)			$382.5		$20.0

1.	Adjustment to Cash Basis		39.2		(329.4)

Cash Provided by Operations			421.7		(309.4)

2.	Capital Aquisitions		(415.7)		(397.3)

3.	Other Cash Sources

	● Sinking Fund Proceeds	165.5		503.0

	● CIC Equity Repayment	0.0		120.0

	● Change in Cash Balance	210.9		406.9

	● Other	(19.7)	356.7	(15.7)	1,014.2

Cash Available to Reduce Debt			$362.7		$307.5

4.	Change in Sinking Funds		(37.7)		(307.5)

Decrease in Government General Public Debt			$325.0		$0.0

Budget Summary | Budget 2011-12  63

COST OF SERVICING DEBT

In addition to interest payments, debt servicing costs include all charges related to the gross debt, such as: the amortization of premiums, discounts, and commissions; and, gains or losses on foreign currency debt that result from a change in the value of the Canadian dollar.

The 2011-12 debt servicing cost estimates are based on 2.0 per cent short-term and 5.0 per cent long-term interest rates. A one percentage point increase in interest rates for a full year from levels assumed in the Budget would increase the estimated cost of servicing government debt in 2011-12 by approximately $9.1 million.

COST OF SERVICING DEBT

	Estimated	Forecast
(Millions of Dollars)	2011-12	2010-11
Government General Debt	$392.3	$411.1
Crown Corporation General Debt	27.7	18.9
Government Business Enterprise Specific Debt	243.5	227.0
Total Cost of Servicing Gross Debt	$663.5	$657.0

SUMMARY STATEMENT OF DEBT

GRF debt includes all debt borrowed by the GRF for either government purposes or the purposes of certain Crown corporations. Some Crown corporations and other organizations have additional obligations to other entities. The GRF is not responsible for this other debt.

The Summary Schedule of Debt on page 154 calculates the combined public debt of government entities by listing both the GRF debt and the debt to other entities.

SUMMARY STATEMENT OF DEBT
As at March 31

	Estimated	Forecast	Actual
(Millions of Dollars)	2012	2011	2010
GRF Public Debt for Government	$3,815.5	$4,140.5	$4,140.5
GRF Public Debt for Crown Corporations	5,038.3	4,228.0	3,852.1
GRF Public Debt	$8,853.8	$8,368.5	$7,992.6
Other Debt	212.5	157.9	234.4
Summary Statement of Debt	$9,066.3	$8,526.4	$8,227.0
Summary Statement of Guaranteed Debt	$39.7	$30.9	$23.4

64  Budget 2011-12 | Budget Summary

GROWTH AND FINANCIAL SECURITY FUND

The Growth and Financial Security Fund (GFSF) was established with the assent of The Growth and Financial Security Act.

The purpose of the GFSF is twofold:

·	to assist in the achievement of the Government of Saskatchewan’s long-term objectives by providing for financial security of the Government of Saskatchewan from year to year; and,

·
to provide a source of funds that are to be available for appropriation to be used for programs of the Government of Saskatchewan identified as promoting or enhancing the economic development of Saskatchewan.

The opening balance of the GFSF in 2010-11 was $958.3 million.

Subsequently, transfers to the GFSF represent either:

·	50 per cent of any pre-transfer surplus for any fiscal year (required); or,

·	subject to the approval of Treasury Board, the amount of significant, unexpected revenues received for the fiscal year, as determined by the minister (special transfer).

Transfers out of the GFSF may be made by the minister, subject to the approval of Treasury Board, with the objective of achieving the aforementioned twofold purpose.

GROWTH AND FINANCIAL SECURITY FUND TRANSACTIONS

	Forecast
(Millions of Dollars)	2010-11	2011-12	2012-13	2013-14	2014-15
Opening Balance*	$958.3	$978.3	$710.8	$785.8	$885.8
Plus Transfers to the
GFSF from the GRF
(50% of Pre-Transfer Surplus)	20.0	57.5	75.0	100.0	112.5
Minus Transfers from
the GFSF to the GRF
(Financial Security/Debt Reduction)	–	(325.0)	–	–	–
Net Transfers to (from)
the GFSF from the GRF	20.0	(267.5)	75.0	100.0	112.5

Closing Balance	$978.3	$710.8	$785.8	$885.8	$998.3

    *     2010-11 opening balance reflects actual 2009-10 closing balance.

Budget Summary | Budget 2011-12  65

DEBT RETIREMENT FUND

The Debt Retirement Fund (DRF) was established with the assent of The Growth and Financial Security Act.

The DRF is an accounting of the surpluses of the GRF that are allocated to the fund on or after April 1, 2008.

The purpose of the DRF is to assist in achieving the long-term objective of the Government of Saskatchewan in eliminating the debt.

Allocations to the DRF represent either:

·	50 per cent of any pre-transfer surplus for any fiscal year (required); or,

·	a transfer made out of the GFSF by the minister, subject to the approval of Treasury Board, for the purpose of assisting in the long-term objective of eliminating the debt.

DEBT RETIREMENT FUND FORECAST

		Forecast
(Millions of Dollars)	2009-10 Actual	2010-11	2011-12	2012-13	2013-14	2014-15
2009-10 Surplus	$2,813.4	$–	$–	$–	$–	$–
2010-11 Surplus Forecast	–	20.0	–	–	–	–
2011-12 Surplus Forecast	–	–	382.5	–	–	–
2012-13 Surplus Forecast	–	–	–	75.0	–	–
2013-14 Surplus Forecast	–	–	–	–	100.0	–
2014-15 Surplus Forecast	–	–	–	–	–	112.5

Cumulative Total	$2,813.4	$2,833.4	$3,215.9	$3,290.9	$3,390.9	$3,503.4

66  Budget 2011-12 | Budget Summary

2011-12 REVENUE INITIATIVES

This paper describes specific measures the Government has taken to reduce taxes since 2007, including new revenue measures contained in the 2011-12 Budget.

REDUCING PERSONAL INCOME TAXES

The 2011-12 Budget announces a $1,000 increase to the basic and spousal exemption amounts and a $500 per child increase to the exemption in respect of dependent children, effective for the 2011 taxation year. This increase will raise the basic and spousal exemption amounts to $14,535 and the dependent child amount to $5,514 per child for the current year, and will save Saskatchewan taxpayers an estimated $60 million per year.

These measures will increase the income threshold at which Saskatchewan residents begin to pay provincial income tax and will remove an estimated 22,000 taxpayers from the provincial income tax roll. Saskatchewan’s basic personal exemption is the second highest in Canada and the exemption in respect of dependent children is the highest in Canada.

This latest personal income tax reduction supplements the Government’s previous income tax reduction initiative. In October 2008, the Government announced the largest single-year income tax reduction in Saskatchewan’s history. This tax cut significantly increased Saskatchewan’s income tax exemption amounts. The basic and spousal exemptions were each increased by $4,000 and the exemption in respect of dependent children was increased by $2,000 per child.

The 2008 initiative also significantly enhanced the refundable Saskatchewan Low-Income Tax Credit to ensure that lower and moderate income individuals and families share in Saskatchewan’s economic prosperity. The Saskatchewan Low-Income Tax Credit provides benefits to about 275,000 provincial households.

ENHANCED SASKATCHEWAN LOW-INCOME TAX CREDIT
(Family with Two Children)

The Government also significantly increased the provincial disability-related income tax credits in 2008. The Caregiver and Infirm Dependant Tax Credit amounts were doubled. The Disability Tax Credit amount was also increased to match these amounts, along with the Supplement amount for disabled children.

Budget Summary | Budget 2011-12  67

ENHANCED SASKATCHEWAN PERSONAL INCOME TAX CREDIT AMOUNTS

	2007	2011
Basic Personal	$8,945	$14,535
Spousal/Equivalent	8,945	14,535
Dependent Child	2,795	5,514
Disability	7,021	8,563
Disability Supplement	4,095	8,563
Infirm Dependant	4,095	8,563
Caregiver	4,095	8,563

In addition, the Government has ensured that Saskatchewan’s personal income tax brackets and personal tax credit amounts have remained fully indexed to the national rate of inflation. Indexation preserves the real value of personal income tax credits and protects taxpayers from “bracket creep” – automatic tax increases caused by inflation. The cumulative effect of the indexation of the provincial income tax system since 2007 will result in a tax savings of $56 million for Saskatchewan taxpayers in 2011.

As a result of these personal income tax measures, many of Saskatchewan’s personal income tax credit amounts have been significantly enhanced, as illustrated in the table at the top of this page.

In 2009, the Government introduced the Active Families Benefit to help Saskatchewan families with the costs of their children’s participation in cultural, recreational and sports programs. The Active Families Benefit provides an annual rebate of up to $150 per child to offset the cost of registering a child aged 6 to 14 in eligible activities. The benefit is paid out through the provincial income tax system as a refundable tax credit.

VALUE OF TAX REDUCTIONS AND ENHANCED BENEFITS 2011 TAXATION YEAR

Millions of Dollars
2011 Personal Income Tax Exemption Enhancements	$60
2008 Personal Income Tax Exemption Enhancements	246
Low-Income Tax Credit Enhancement	46
Indexation for the 2008 to 2011 Taxation Years	56
Other Measures*	12

Total New Tax Reductions and Enhanced Benefits	$420

    *     Includes the Active Families Benefit and the enhancements to the disability-related tax credit amounts.

Impact of Reducing Personal Income Taxes

As a result of the personal income tax reductions introduced since 2007, an estimated 114,000 Saskatchewan residents are no longer on the provincial income tax roll. In total, these initiatives are providing $420 million in tax savings to Saskatchewan residents in 2011.

68  Budget 2011-12 | Budget Summary

The table at the bottom of this page provides an indication of the value that the Government’s personal income tax reductions and benefit improvements have for illustrative Saskatchewan families.

CORPORATION INCOME TAX ON SMALL BUSINESSES

The 2011-12 Budget announces a reduction to the small business Corporation Income Tax rate from 4.5 per cent to 2.0 per cent, effective July 1, 2011. The tax rate reduction will be prorated for corporate taxation years that straddle this effective date.

In addition, the dividend tax credit rate on dividends received from small business corporations will be reduced, from 6 per cent to 5 per cent for the 2011 taxation year and to 4 per cent for the 2012 taxation year, to reflect the reduction in the small business income tax rate. This change maintains the current degree of integration between the provincial corporate and personal income tax systems for small business dividend income.

Reducing the small business tax rate to the third lowest in the country improves the tax competitiveness of Saskatchewan’s small business sector and provides a strong entrepreneurial incentive. This measure will provide an estimated $80 million in annual tax savings to small business owners, who generally reinvest into their businesses and their employees.

CORPORATION CAPITAL TAX ON FINANCIAL INSTITUTIONS

Saskatchewan eliminated the Corporation Capital Tax (CCT) on general corporations effective July 1, 2008. The CCT continues to apply to financial institutions, at a rate of 3.25 per cent for institutions with aggregate taxable paid-up capital – including all associated corporations – in excess of $1.5 billion. For financial institutions below this threshold, the tax rate is 0.7 per cent.

DISTRIBUTION OF TAX SAVINGS AND BENEFIT IMPROVEMENTS IN 2011

		Low-Income	Active	Total
	Income Tax Savings1	Tax Credit Savings2	Families Benefit	Annual Savings
Families with Two Children
Single Parent at $35,000	$1,046	395	300	$1,741
Single-Income Couple at $35,000	$1,075	467	300	$1,842
Single-Income Couple at $50,000	$1,995	212	300	$2,507
Two-Income Couple at $50,000	$1,875	272	300	$2,447
Two-Income Couple at $75,000	$1,940	0	300	$2,240
Individuals
Single Person at $25,000	$633	120	–	$753
Single Person at $35,000	$633	68	–	$701

1	Income tax savings are relative to 2007 and include the 2008 tax reductions, indexation adjustments for the
2008 through 2011 taxation years and the 2011 tax reductions.
2	Low-Income Tax Credit savings are relative to 2007 and include the 2008 program benefit enhancements and the indexation adjustments for the 2008 through 2011 taxation years.

Budget Summary | Budget 2011-12  69

Under the current tax rules, when the taxable paid-up capital of a small financial institution grows beyond the $1.5 billion threshold, the entire amount of that taxable capital becomes subject to the higher Saskatchewan CCT rate. This represents an immediate and significant increase in tax payable as a result of crossing over the threshold, thus unfairly penalizing the growth of small financial institutions in Saskatchewan.

The 2011-12 Budget converts this threshold to a bracket, effective for taxation years ending on or after October 31, 2009, for all financial institutions that have previously qualified for the lower CCT rate for small financial institutions. This will result in smaller financial institutions being subject to tax at a rate of 0.7 per cent on the first $1.5 billion of their taxable capital and a rate of 3.25 per cent on their taxable capital in excess of $1.5 billion.

For further information on Saskatchewan’s personal income tax initiatives, the corporate income tax rate reduction for small businesses or the CCT change, please contact the Ministry of Finance at 1-800-667-6102.

For further information on the Active Families Benefit, please contact the Ministry of Tourism, Parks, Culture and Sport at 1-866-951-8828.

70  Budget 2011-12 | Budget Summary

REDUCING EDUCATION PROPERTY TAXES

MEETING THE COMMITMENT

In the 2011-12 Budget, the Government will meet the commitments made with respect to reducing education property taxes and increasing the government’s share of K-12 education costs. In the 2007 platform and in the 2009-10 Budget, the Government committed to double the level of education property tax relief during the mandate.

The final stage of this commitment will be met with the provision of additional education property tax relief of $55.6 million in the 2011 taxation year. The savings for property taxpayers in the various property tax classes will be the following:

·	$31.3 million for Agricultural land – the mill rate will decline from 7.08 to 3.91;

·	$5.6 million for Commercial property – the second tier mill rate will decline from 15.75 to 14.75; and,

·	$18.7 million for Residential property – the mill rate will decline from 10.08 to 9.51.

The total education property tax relief in 2011 will be the following:

·	80.9 per cent for Agricultural land versus 38.0 per cent in 2007;

·	17.4 per cent for Commercial property versus 6.0 per cent in 2007; and,

·	29.0 per cent for Residential property versus 9.7 per cent in 2007.

TAX REDUCTIONS BY PROPERTY CLASS

(Millions & Per Cent)	Agriculture	Commercial2	Residential	Grants-in-Lieu3	Total
2008 Tax Levy	$196.4	$307.1	$376.9	$28.5	$908.9
2008 Property Tax Credit	$92.4	$20.2	$47.5	$3.4	$163.5
2008 Net Levy	$104.0	$286.9	$329.4	$25.1	$745.3
2008 Tax Relief	47.1%	6.6%	12.6%
2008 Commitment	47.0%	6.9%	12.0%
2009 Mill Rate	7.08	14.78	10.08
2009 Tax Levy1	$68.0	$255.0	$266.8	$21.8	$611.7
2009 Tax Relief	65.4%	17.0%	29.2%
2009 Relief Commitment	56.0%	8.3%	15.0%
2010 Mill Rate	7.08	14.70	10.08
2010 Tax Levy1	$68.1	$254.8	$275.2	$21.6	$619.7
2010 Tax Relief	65.3%	17.0%	27.0%
2010 Relief Commitment	56.0%	8.3%	15.0%
2011 Mill Rate	3.91	14.39	9.51
2011 Tax Levy1	$37.4	$253.8	$267.4	$21.0	$579.6
2011 Tax Relief	80.9%	17.4%	29.0%
2011 Relief Commitment	80.0%	10.2%	20.0%

1	The Tax Levy by year includes growth in the property base as new housing and businesses are added.
2	Commercial mill rates are tiered based on taxable assessment. In 2011, the mill rate will be 12.25 on the first
$499,999 of assessment, 14.75 on the amount between $500,000 and $5,999,999 and 18.55 for amounts above $6,000,000. The predicted average Commercial mill rate is 14.78 in 2009, 14.70 in 2010 and 14.39 in
2011.
3	Estimate for Grants-in-Lieu of Taxes.

Budget Summary | Budget 2011-12  71

LOWER EDUCATION PROPERTY TAXES

Since 2008, education property taxes will have been reduced by $165.7 million or 22.2 per cent. In 2011, the education property tax levy will be approximately $579.6 million while, in 2008, the levy after the credit was $745.3 million. This reduction occurred even though there has been an expansion in the property tax base in recent years resulting from Saskatchewan’s growing economy.

Agricultural land in the Rural Municipality of Winslow will have benefited from a total reduction of over 60.0 per cent since 2008. A small commercial property owner in Regina will have a total reduction of 18.8 per cent and a residence in Swift Current will have benefited by a reduction of 19.0 per cent since 2008. The individual reduction in each area depends on the manner in which the 2009 revaluation and the removal of mill rate factors affected each individual community and property class.

There is now a consistent mill rate being applied across the Province in the different property tax classes and these rates are set on a Province-wide basis. Homeowners across Saskatchewan, for example, will have the same percentage reduction in education property taxes in 2011 and this will also apply to Agricultural land. The same middle tier mill rate reduction will be available for business in Saskatchewan.

In 2011, a residence in Regina with a taxable assessment of $263,200 will have a reduction in education property taxes of $150 or 5.7 per cent. A medium-sized commercial business in Saskatoon with a taxable assessment of $2.0 million will have a reduction of $1,501 or 5.0 per cent and 10 quarter sections of Agricultural land in Winslow will have a reduction of $1,044 or 44.8 per cent from the tax levels paid in 2010.

EXAMPLES OF TAX REDUCTIONS

Property	2008 Taxable Assessment1	2008 Net Levy2	2011 Taxable Assessment1	2011 Tax Levy	Change in Tax Levy from 2008 ($)	Change in Tax Levy from 2008 (%)	Change in Tax Levy from 2010 ($)	Change in Tax Levy from 2010 (%)
RM of Winslow:
10 Quarter Sections Arable Land	293,535	3,351	329,450	1,288	(2,063)	-61.6	(1,044)	-44.8
Katepwa Residential	201,600	4,036	268,170	2,550	(1,486)	-36.8	(153)	-5.7
Canora Residential	79,800	1,541	79,520	756	(785)	-50.9	(45)	-5.7
Swift Current Residential	140,190	2,295	195,370	1,858	(437)	-19.0	(111)	-5.7
Swift Current Medium Commercial	1,357,970	51,408	1,989,100	28,089	(23,319)	-45.4	(1,489)	-5.0
Saskatoon Residential	200,000	3,043	291,900	2,776	(267)	-8.8	(166)	-5.7
Saskatoon Medium Commercial	1,690,400	35,493	2,001,100	28,266	(7,227)	-20.4	(1,501)	-5.0
Regina Residential	200,000	2,970	263,200	2,503	(467)	-15.7	(150)	-5.7
Regina Small Commercial	244,400	5,713	378,800	4,640	(1,072)	-18.8	0	0.0
Regina Medium Commercial	1,280,500	31,512	1,998,000	28,221	(3,291)	-10.4	(1,498)	-5.0

1	Taxable Assessment: percentage of value (POV) has been applied (assessed value x POV = taxable assessment).
2	Net levy includes the application of the Education Property Tax Credit.

ACHIEVING A FAIRER BALANCE

It has been a long-standing goal of governments in Saskatchewan to rebalance the share of education operating costs covered by the Province and reduce the burden borne by property taxes. The ratio of provincial funding versus property tax funding had fallen to 40:60 by the 1990s. With the changes implemented in the 2011-12 Budget, the ratio of provincial funding to property tax funding of education costs will rise to 65:35.

72  Budget 2011-12 | Budget Summary

SASKATCHEWAN’S CHILDREN AND YOUTH AGENDA

The Province’s 2011-12 Budget includes the first ever Saskatchewan Children and Youth Agenda budget, which invests more than $34 million in a new, cross-government approach to the complex issues facing Saskatchewan children, youth and families.

The Cabinet Committee on Children and Youth, formed in December 2010 in response to the Saskatchewan Child Welfare Review Panel’s report, led to development of the Saskatchewan Children and Youth Agenda multi-ministry budget proposal.

The proposal incorporates provincial strategies focussed on improving those key determinants which drive Child Welfare, First Nations and Métis Education and Employment, and Autism and Fetal Alcohol Spectrum Disorder. Additionally, the Saskatchewan Police and Partners Strategy to Reduce Crime and Violence will continue to support the Children and Youth Agenda through initiatives involving police services and community leadership.

SASKATCHEWAN CHILDREN AND YOUTH AGENDA

Responding to the recommendations of the Independent Panel
Child Welfare Review Investments
Autism Strategy and Fetal Alcohol Spectrum Disorder Strategy
Supporting needs for people with ASD/FASD and preventing FASD
Saskatchewan Police and Partners Strategy to Reduce Crime and Violence
Creating safer communities by reducing crime and violence
First Nations and Metis Education and Employment Strategy
Eliminating gaps in education and empolyment for First Nations and Metis people

Budget Summary | Budget 2011-12  73

The issues, challenges and solutions regarding each of the above-mentioned strategies are fundamentally linked by nine common themes:

1.
Many clients are common across sectors, and they interact closely with a number of ministries and service systems. Clients can be affected by poverty, unemployment, lower education levels, mental health issues, substance abuse, maltreatment, violence or abuse.

2.	There is a strong evidence base for action and Government is well-positioned for research-supported and evidence-based decision making and action.

3.	Prevention is a key underlying theme with all the strategies and across sectors.

4.	Investment in the early years will have a positive and long-term impact. Investments in early childhood development, learning and care are included in the cross-government approach.

5.
Government needs to work differently with community stakeholders, First Nations, Métis and others to attain shared leadership and responsibility, since Government does not solely own the problems or solutions.

6.	Engagement with First Nations and Métis people is essential to ensure solutions are appropriate to culture and communities.

7.	Individual and Family Supports really make a difference to client outcomes.

8.
Socio-economic determinants of health matter. Challenges associated with poverty, housing, disability, addictions, lack of parenting, unemployment, unsafe family and community settings need to be addressed.

9.	There are high social and economic costs associated with inaction for individuals, families and communities, in addition to increased expenditures by human service ministries.

The Saskatchewan Children and Youth Agenda identifies funding and programs across several ministries that address the common problems facing children and their families at risk, such as lower education levels, unemployment, mental health issues and substance abuse. This new, cross-government effort will allow for a comprehensive, targeted approach to these challenges.

The following table describes the new investments being made across ministries in the Children and Youth Agenda in 2011-12.

CHILD WELFARE REVIEW INVESTMENTS

In 2009, the Government of Saskatchewan commissioned an independent panel to undertake a comprehensive Child Welfare Review. The panel released its report on December 16, 2010, following an extensive consultation process with stakeholders and First Nations and Métis organizations. The report made 12 recommendations which focus on fundamental change including prevention and key determinants; working differently with First Nations and Métis partners; and changing the child welfare system. The Province’s initial response to the Review includes the creation of the new Cabinet Committee and the new initiatives being implemented in the 2011-12 Budget. Additional initiatives and enhancements are expected to be implemented in the future and in future budgets.

The new 2011-12 Child Welfare Review Investments of $15.3 million will fund areas that have the most urgent need. These investments will form part of a long-term strategy as the Government moves toward addressing the recommendations of the Child Welfare Review Panel.

·	Support First Nations Child and Family Service Agencies to provide better case management for children in the Province’s care who are placed on-reserve – $1,500,000;

·	Develop new services with Community-Based Organizations (CBOs) to provide therapeutic foster care services for children with developmental or behaviour difficulties and

74  Budget 2011-12 | Budget Summary

SASKATCHEWAN’S CHILDREN AND YOUTH AGENDA

(Thousands of Dollars)

Ministry	Description	2011-12 Increases

Child Welfare Review
Social Services	First Nations Case Management Payments	$1,500
Social Services	Home Assessments and Treatment Foster Care Provided by CBOs	1,250
Social Services	Intensive Family Supports1	1,000
Social Services	Increase Child Protection Workers – 30 FTEs	750
Social Services	Visitation and Supervision for Children in Care
	and Families Provided by CBOs	500
Social Services	Further Child Welfare Response Consultation and Planning	400
Social Services	Family Finders	350
Social Services	Saskatchewan First Nations Family and Community Institute	300
Social Services	Out-of-Home Residential and Extended Family Care	8,400
Health and Education	Early Childhood Intervention Programs and KidsFirst	280
First Nations and	First Nations and Métis Engagement Related to the
Métis Relations (FNMR)	Children and Youth Agenda	350
Justice and Attorney General	Aboriginal Courtworker Child Welfare Pilots	200
Justice and Attorney General	Northern Transportation and Safety Initiative	50
Tourism, Parks, Culture and Sport	After School Program	–
Sub-Total Child Welfare Review		$15,330

First Nations and Métis Education and Employment
Advanced Education Emplyment	Task Force on First Nations and Métis Education
and Immigration (AEEI), Education	and Employment
and FNMR		$2,000
AEEI	Adult Basic Education – Essential Skills for the
	Workplace, First Nations and Métis People	4,425
AEEI	Provincial Training Allowance, First Nations and Métis People	2,575
AEEI	Apprenticeship Training for First Nations and Métis People	600
Education	Prekindergarten Programs2	2,600
Education	School Capital for Prekindergarten Programs3	2,000
Education	First Nations and Métis Education Initiatives Fund	1,400
Education	High School Completion Initiatives Fund	1,000
Education	Individual Achievement Accounts	500
Sub-Total First Nations and Métis Education and Employment		$17,100

Autism Strategy and Fetal Alcohol Spectrum Disorder Strategy
Autism Strategy
Health	Autism Spectrum Disorder (ASD) – Interventions	$900
Health	ASD – Diagnosis and Assessment	100
Sub-Total Autism Strategy		1,000
Fetal Alcohol Spectrum Disorder (FASD) Strategy
Health	FASD – Community Supports	$300
Health	FASD – Prevention/Education	200
Health	FASD – Diagnosis and Assessment	100
Sub-Total Fetal Alcohol Spectrum Disorder (FASD) Strategy		600
Sub-Total Autism Strategy and Fetal Alcohol Spectrum Disorder Strategy		$1,600
Total Saskatchewan’s Children and Youth Agenda		$34,030

1	An additional $1.05 million was provided for this initiative in 2010-11 for 24 emergency child welfare spaces.
2	Prekindergarten is not exclusively targeted to First Nations and Métis children; however, this investment by the Ministry of
Education is expected to benefit many First Nations and Métis children and families.
3	See footnote 2.

Budget Summary | Budget 2011-12  75

home assessments for foster care, extended family placements and adoptions – $1,250,000;

·
Develop a 24/7 intensive family support model to prevent children from coming into care by utilizing in-house supports and counseling to help families during critical times such as 3:00 to 11:00 p.m. – $1,000,000 (additionally, capital funding was provided in 2010-11 to develop the infrastructure for 24 new spaces for emergency/respite care for short-term placement);

·	Add 30 new Full-time Equivalent (FTE) Child Protection Workers to the frontlines in the child welfare system to address immediate pressures in the current system – $750,000;

·	Support the development of CBO-managed visitation, supervision, transportation supports for children in care with families – $500,000;

·	Consult and plan for the next phase of the Ministry’s response to the Child Welfare Review Report – $400,000;

·	Increase the capacity of the Family Finders program to find First Nations families for First Nations children in care off-reserve – $350,000;

·	Provide funding to help First Nations and Métis representatives participate in an overarching dialogue process with Government across the key inter-ministerial strategies – $350,000;

·
Increase the capacity of the First Nations Family and Community Institute to support capacity building and training for standards and policies in First Nations Child and Family Services Agencies – $300,000;

·	Provide new funding for out-of-home residential and extended family care – $8,400,000;

·	Increase funding in Early Childhood Intervention and Development programs and KidsFirst – $280,000;

·	Provide funding to enable further pilots of the Aboriginal Courtworker program with emphasis on supporting child welfare cases – $200,000;

·	Provide funding for transportation of northern women and children in abusive situations to shelters – $50,000; and,

·	Develop an after-school strategy with various sector partners.

While clearly there are needs in the system that have to be addressed now and in the future, there has been some recent progress regarding children in care. The number of children coming into care appears to have stabilized or might even be declining and more children, particularly First Nations children, have been placed with First Nations and relatives on- and off-reserve.

FIRST NATIONS AND MÉTIS EDUCATION AND EMPLOYMENT

The elimination of the persistent gaps in education and employment outcomes between First Nations and Métis people and non-Aboriginal people in Saskatchewan is a priority for the Province. This goal can only be achieved through shared ownership of the challenges by everyone and by engaging with First Nations and Métis people.

The Province will work in partnership with the Federation of Saskatchewan Indian Nations (FSIN) and the Department of Indian and Northern Affairs Canada (INAC) on actions to increase First Nations participation and success in education and the labour force. An independent task force is also contemplated to undertake a broad provincial public consultation focusing on First Nations and Métis people, including youth, on- and off-reserve, as well as provide a shortlist of recommended practical solutions to eliminate the gaps in education levels and employment.

76  Budget 2011-12 | Budget Summary

CHILDREN IN CARE

The 2011-12 Budget provides for the following investments, totaling $17.1 million, in First Nations and Métis Education and Employment outcomes, the task force, post-secondary training opportunities, high school completion and success and prekindergarten.

·	Funding for the Task Force on First Nations and Métis Success in Education and Employment – $2,000,000;

·
Increased expenditures in Adult Basic Education which expands on a new approach to the program by focusing on literacy and numeracy, offering the program within students’ communities, practical supports to help students stay in the programs and by offering real workplace experiences – $4,425,000;

·	Increased Provincial Training Allowance funding will provide cost-of-living support to First Nations and Métis students in post-secondary training programs – $2,575,000;

·	Allocating $600,000 in funding to support First Nations and Métis people entering skilled trades programs through apprenticeship training;

·
As a key investment by the Ministry of Education, adding 40 new prekindergarten programs for 640 more children, while not exclusively targeted to First Nations and Métis children, will benefit many First Nations and Métis children and families. Prekindergarten fosters social development and school success, promotes language development and engages families – $2,600,000 in program operational funding and $2,000,000 in capital to develop prekindergarten classrooms;

·
Double the existing First Nations and Métis Education Initiatives Fund to support school divisions to implement educational outcome initiatives in their First Nations and Métis Education plans – $1,400,000;

·	Support school divisions to implement specific initiatives aimed at improving high school completion rates for Aboriginal students across the Province – $1,000,000; and,

·
Building on the success of the Individual Development Accounts program in Saskatoon, the Government will support programs in additional Saskatchewan communities that involve corporate, business, education and community partners in working with students to stay in school, set and meet financial goals, while developing job readiness skills – $500,000.

Budget Summary | Budget 2011-12  77

AUTISM STRATEGY AND FETAL ALCOHOL SPECTRUM DISORDER STRATEGY

The Government is implementing significantly enhanced strategies to prevent Fetal Alcohol Spectrum Disorder and to support and assess individuals with Autism and Fetal Alcohol Spectrum Disorder. These initiatives, totalling $1.6 million for 2011-12, will support both individuals and their families.

The Autism Strategy contains the following investments:

·	Enhancing rehabilitation therapies by adding more speech language pathologists, occupational therapists, psychologists and support workers in areas of high demand – $900,000; and,

·	Increasing ASD diagnostic, assessment and intervention services by adding one psychologist to an existing multidisciplinary health care team – $100,000.

The Fetal Alcohol Spectrum Disorder Strategy includes the following investments:

·
Launching a pilot FASD family support program to assist affected families with parenting skills and accessing services, the provision of additional mentorship services to help individuals with FASD to build lifeskills and to be engaged in positive vocational and recreational activities and for the provision of an addictions program for individuals with FASD – $300,000;

·
Developing an FASD prevention strategy targeting northern youth and additional health care provider training that will increase capacity to screen pregnant women for alcohol consumption and to provide brief interventions for women with at-risk drinking behaviour – $200,000; and,

·	Enhancing access to adult FASD diagnostic, assessment and intervention planning services by adding one psychologist to an existing multidisciplinary health care team – $100,000.

SASKATCHEWAN POLICE AND PARTNERS STRATEGY TO REDUCE CRIME AND VIOLENCE

The Province has identified the reduction of crime and violence as a priority for ensuring the safety and security of Saskatchewan citizens. In 2011-12, the Government will continue its investment in police enforcement capacity. Beyond these investments, human service agencies will carry on their collaborative work applying best and promising practices to reduce crime and violence.

CONCLUSION

The Government’s new approach to inter-ministerial planning, as reflected by the Children and Youth Agenda, will provide better co-ordinated, comprehensive and responsive strategies to critical issues facing Saskatchewan people, and will ultimately result in better outcomes and brighter futures for some of the Province’s most vulnerable people.

78  Budget 2011-12 | Budget Summary

SASKATCHEWAN PROVINCIAL BUDGET
11-12

GENERAL REVENUE FUND (GRF) BUDGET DETAILS

GENERAL REVENUE FUND

Statement of Operations and Accumulated Deficit

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Revenue	$10,794,300	$10,987,500	$9,949,900
Expense	10,679,266	10,947,511	10,124,086

Pre-Transfer Surplus (Deficit)	$115,034	$39,989	$(174,186)
Transfer (to) Growth and Financial Security Fund	(57,517)	(19,995)	–
Transfer from Growth and Financial Security Fund	325,000	–	194,186

Surplus	$382,517	$19,994	$20,000
Accumulated Deficit, Beginning of Year	(526,434)	(546,428)	(546,428)

Accumulated Deficit, End of Year	$(143,917)	$(526,434)	$(526,428)

GENERAL REVENUE FUND

Statement of Change in Net Debt

		(thousands of dollars)
	Estimated	Forecast		Estimated
	2011-12	2010-11		2010-11

Annual Surplus	$382,517	$19,994		$20,000
Acquisition of Capital Assets	(415,655)	(397,256)		(347,983)
Amortization of Capital Assets (Gross)	174,434	160,372		165,903
Transfers to Government Organizations	–	127,738	1	–
Disposal of Agricultural Land (Net)	8,000	10,700		18,000

(Increase) Decrease in Net Debt from Operations	$149,296	$(78,452)		$(144,080)
Net Debt, Beginning of Year	(3,716,706)	(3,638,254)		(3,638,254)

Net Debt, End of Year	$(3,567,410)	$(3,716,706)		$(3,782,334)

1	Transfer of Research Park assets to Crown Investments Corporation (CIC) in exchange for equivalent increased equity in CIC.

80 Budget 2011-12 | Budget Summary

GENERAL REVENUE FUND

Statement of Cash Flow

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Operating Activities

Surplus for the Year	$382,517	$19,994	$20,000
Add Non-cash Items:
Amortization of Foreign Exchange (Gain) Loss	1,528	737	1,510
Amortization of Capital Assets	174,434	160,372	165,903
(Gain) Loss on Loans, Investments and Capital Assets	(15,920)	(16,500)	(26,640)
Net Change in Non-cash Operating Activities	(39,839)	(329,759)	(144,129)
Earnings Retained in Sinking Funds	(81,000)	(144,230)	(82,128)

Cash Provided by (used for) Operating Activities	$421,720	$(309,386)	$(65,484)

Ministry Capital Activities

Acquisition of Capital Assets	$(415,655)	$(397,256)	$(347,983)
Proceeds on Disposal of Agricultural Land	26,000	30,500	48,000

Cash Provided by (used for) Ministry Capital Activities	$(389,655)	$(366,756)	$(299,983)

Lending and Investing Activities

Receipts	$278,418	$904,092	$902,018
Disbursements	(1,029,195)	(749,088)	(1,072,017)

Cash Provided by (used for) Lending and Investing Activities	$(750,777)	$155,004	$(169,999)

Financing Activities

Borrowing	$886,800	$789,459	$1,067,722
Debt Repayment	(378,988)	(675,199)	(687,320)

Cash Provided by (used for) Financing Activities	$507,812	$114,260	$380,402

(Decrease) Increase in Cash 1	$(210,900)	$(406,878)	$(155,064)

1	Cash also includes temporary, short-term (less than 30 days) investments.

Budget Summary | Budget 2011-12  81

GENERAL REVENUE FUND

Schedule of Revenue

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Taxes
Corporation Income	$1,080,700	$1,147,200	$762,500
Fuel	461,300	445,700	452,700
Individual Income	1,915,200	1,790,100	1,964,700
Provincial Sales	1,270,700	1,220,200	1,186,300
Tobacco	253,200	248,200	235,100
Other	286,700	274,500	257,900
Taxes	$5,267,800	$5,125,900	$4,859,200

Non-Renewable Resources
Crown Land Sales	$436,400	$466,700	$202,800
Natural Gas	22,500	25,600	42,200
Oil	1,410,100	1,232,600	1,098,300
Potash	381,300	301,500	221,000
Resource Surcharge	438,300	398,700	398,700
Other	140,300	137,600	145,000
Non-Renewable Resources	$2,828,900	$2,562,700	$2,108,000

Transfers from Crown Entities
Crown Investments Corporation of Saskatchewan	$110,000	$266,000	$266,000
– Special Dividend	10,000	213,500	10,000
Saskatchewan Liquor and Gaming Authority	422,000	435,100	445,600
Other Enterprises and Funds	45,800	42,200	46,900
Transfers from Crown Entities	$587,800	$956,800	$768,500

Other Revenue
Fines, Forfeits and Penalties	$13,200	$13,400	$11,800
Interest, Premium, Discount and Exchange	136,500	203,300	134,300
Motor Vehicle Fees	162,000	160,600	152,400
Other Licences and Permits	24,600	28,500	27,100
Sales, Services and Service Fees	124,100	127,200	108,300
Transfers from Other Governments	15,600	15,800	15,600
Other	65,000	124,000	65,000
Other Revenue	$541,000	$672,800	$514,500

Own-Source Revenue	$9,225,500	$9,318,200	$8,250,200
Transfers from the Government of Canada
Canada Health Transfer	$847,100	$795,400	$811,800
Canada Social Transfer	352,700	342,600	342,400
Other	369,000	531,300	545,500
Transfers from the Government of Canada	$1,568,800	$1,669,300	$1,699,700

Revenue	$10,794,300	$10,987,500	$9,949,900

82  Budget 2011-12 | Budget Summary

GENERAL REVENUE FUND

Schedule of Expense

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Ministries and Agencies

Advanced Education, Employment and Immigration	$855,905	$918,792	$829,483
Agriculture	417,880	475,667	385,776
Corrections, Public Safety and Policing	367,500	379,112	336,205
Education	1,233,792	1,212,290	1,136,180
– Teachers’ Pensions and Benefits	198,507	192,275	176,815
Energy and Resources	37,137	76,445	37,720
Enterprise and Innovation Programs	27,347	24,400	9,547
Enterprise Saskatchewan	41,803	40,036	37,036
Environment	180,539	219,314	174,299
Executive Council	12,214	12,158	12,339
Finance	58,911	58,448	60,353
– Public Service Pensions and Benefits	280,860	262,342	264,474
Finance Debt Servicing	420,000	430,000	435,000
First Nations and Métis Relations	82,255	73,590	85,740
Government Services	12,802	9,972	12,472
Health	4,462,620	4,567,871	4,202,325
Highways and Infrastructure	380,311	426,439	402,939
Information Technology Office	16,374	16,369	16,369
Innovation Saskatchewan	3,467	9,818	1,318
Justice and Attorney General	145,465	146,822	140,350
Labour Relations and Workplace Safety	16,972	16,213	16,213
Municipal Affairs	388,713	362,884	382,207
Office of the Provincial Capital Commission	10,595	10,182	10,082
Office of the Provincial Secretary	3,579	3,418	3,358
Public Service Commission	37,993	36,873	36,873
Saskatchewan Research Council	18,133	16,633	16,633
Social Services	814,172	806,688	754,138
Tourism, Parks, Culture and Sport	100,703	103,792	109,271

Legislative Assembly and its Officers

Chief Electoral Officer	14,284	1,927	1,679
Children’s Advocate	1,833	1,697	1,621
Conflict of Interest Commissioner	145	306	156
Information and Privacy Commissioner	1,114	977	927
Legislative Assembly	24,225	23,450	23,950
Ombudsman	2,982	2,294	2,221
Provincial Auditor	8,134	8,017	8,017

Expense	$10,679,266	$10,947,511	$10,124,086

Budget Summary | Budget 2011-12  83

GENERAL REVENUE FUND

Schedule of Debt
As at March 31

			(thousands of dollars)
	Estimated	Estimated	Estimated	Forecast	Estimated
	Gross Debt	Sinking Funds	Debt	Debt	Debt
	2012	2012	2012	2011	2011

Government General Debt	$5,756,742	$(1,941,260)	$3,815,482	$4,140,482	$4,140,482

Crown Corporation General Debt
Information Services Corporation
of Saskatchewan	$9,900	$–	$9,900	$13,547	$13,547
Municipal Financing
Corporation of Saskatchewan	11,356	–	11,356	11,356	11,356
Saskatchewan Housing Corporation	52,004	(23,584)	28,420	29,837	30,305
Saskatchewan Opportunities Corporation	43,183	(907)	42,276	36,171	36,885
Saskatchewan Power Corporation	100,000	(3,277)	96,723	97,830	442,191
Saskatchewan Telecommunications
Holding Corporation	111,400	–	111,400	68,500	46,800
Saskatchewan Water Corporation	63,675	(5,563)	58,112	51,367	56,370
SaskEnergy Incorporated	390,000	(5,515)	384,485	378,965	236,843

Crown Corporation
General Debt	$781,518	$(38,846)	$742,672	$687,573	$874,297

Government Business Enterprise Specific Debt
Municipal Financing
Corporation of Saskatchewan	$126,304	$(2,001)	$124,303	$104,735	$104,769
Saskatchewan Gaming Corporation	12,800	–	12,800	6,000	13,000
Saskatchewan Power Corporation	3,603,265	(333,593)	3,269,672	2,574,431	2,492,861
Saskatchewan Telecommunications
Holding Corporation	486,600	(75,089)	411,511	370,152	471,326
SaskEnergy Incorporated	541,183	(63,807)	477,376	485,138	591,073

Government Business
Enterprise Specific Debt	$4,770,152	$(474,490)	$4,295,662	$3,540,456	$3,673,029

Public Debt	$11,308,412	$(2,454,596)	$8,853,816	$8,368,511	$8,687,808

Guaranteed Debt	$91,335	$–	$91,335	$42,748	$71,748

84  Budget 2011-12 | Budget Summary

GENERAL REVENUE FUND

Schedule of Borrowing Requirements

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Borrowing for Crown Corporations

Information Services Corporation of Saskatchewan	$9,900	$–	$–
Municipal Financing Corporation of Saskatchewan	20,000	20,000	20,000
Saskatchewan Gaming Corporation	6,800	–	7,000
Saskatchewan Opportunities Corporation	6,500	13,000	15,000
Saskatchewan Power Corporation	733,300	200,000	454,100
Saskatchewan Telecommunications Holding Corporation	92,900	239,000	317,400
Saskatchewan Water Corporation	10,000	9,000	17,000
SaskEnergy Incorporated	7,400	127,600	105,000

Borrowing for Crown Corporations	$886,800	$608,600	$935,500

Borrowing for Government	–	180,859	132,222

Borrowing Requirements	$886,800	$789,459	$1,067,722

Budget Summary | Budget 2011-12  85

GENERAL REVENUE FUND

Schedule of Guaranteed Debt
As at March 31

		(thousands of dollars)
	Estimated	Forecast	Estimated
	2012	2011	2011

Guaranteed Debt for Crown Corporations

The Crown Corporations Act, 1993
Federal Immigrant Investor Loans	$56,300	$13,700	$45,700
The Power Corporation Act
Saskatchewan Power Savings Bonds
Series I to Series VII (matured)	18	18	18

Guaranteed Debt for Crown Corporations	$56,318	$13,718	$45,718

Other Guaranteed Debt

The Farm Financial Stability Act
Breeder Associations Loan Guarantees	$15,000	$13,000	$10,095
Feeder Associations Loan Guarantees	15,000	12,000	11,778
Feedlot Construction Loan Guarantees	4,000	3,000	4,107
Individual Feedlot Loan Guarantees	1,000	1,000	23
The Student Assistance and Student Aid Fund Act	17	30	27

Other Guaranteed Debt	$35,017	$29,030	$26,030

Guaranteed Debt	$91,335	$42,748	$71,748

86  Budget 2011-12 | Budget Summary

SASKATCHEWAN PROVINCIAL BUDGET
11-12

SUMMARY FINANCIAL BUDGET DETAILS

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

		(millions of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Treasury Board Organizations 1

General Revenue Fund (GRF)	$382.5	$20.0	$20.0

Growth and Financial Security Fund	(267.5)	20.0	(194.2)
Boards of Education	113.8	125.0	31.9
eHealth Saskatchewan	11.7	18.4	18.1
Enterprise Saskatchewan	(14.9)	(4.4)	(7.9)
Legal Aid Commission	(0.3)	(0.6)	(0.1)
Liquor and Gaming Authority	422.0	440.2	445.6
Northern Municipal Trust Account	(8.2)	(1.2)	(16.1)
Regional Colleges	2.8	27.2	6.3
Regional Health Authorities	(94.5)	257.0	(76.0)
Saskatchewan Agricultural Stabilization Fund	–	(6.0)	(8.4)
Saskatchewan Apprenticeship & Trade Certification Commission	(0.5)	(0.6)	(1.0)
Saskatchewan Cancer Agency	(3.9)	(5.1)	(10.2)
Saskatchewan Financial Services Commission Fund	8.3	9.4	7.9
Saskatchewan Housing Corporation	1.5	(6.7)	(5.9)
Saskatchewan Institute of Applied Science and Technology	–	3.5	(1.3)
Saskatchewan Research Council	0.8	0.2	0.3
Saskatchewan Student Aid Fund	0.7	(8.6)	(7.7)
Saskatchewan Watershed Authority	(5.4)	(1.7)	(2.0)
Other Organizations	(11.1)	23.3	10.7
Interagency Accounting Adjustments 2	(209.9)	(84.2)	(145.7)
Adjustment to account for pension costs on an accrual basis	(206.8)	(289.9)	(289.2)
	121.1	$535.2	$(224.9)
Dividends included in GRF surplus	(430.0)	(444.4)	(452.6)

Surplus (Deficit) of Treasury Board Organizations	$(308.9)	$90.8	$(677.5)

CIC Board Organizations 3

Crown Investments Corporation (non-consolidated) 4	$(88.0)	$32.6	$(70.3)
CIC Asset Management Inc.	(7.1)	(11.0)	5.2
Information Services Corporation	12.2	15.6	10.9
SaskEnergy Incorporated	96.3	37.0	58.1
Saskatchewan Gaming Corporation	25.5	21.5	25.2
Saskatchewan Government Insurance	43.1	48.4	42.7
Saskatchewan Opportunities Corporation	4.6	6.2	2.8
Saskatchewan Power Corporation	118.6	159.5	134.2
Saskatchewan Telecommunications Holding Corporation	161.0	155.2	115.2
Saskatchewan Transportation Company	(0.5)	0.1	(0.7)
Saskatchewan Water Corporation	0.2	0.2	0.2
Interagency Accounting Adjustments 2	(18.0)	(186.9)	(73.6)
	$347.9	$278.4	$249.9
Dividends included in GRF surplus	(120.0)	(479.5)	(276.0)

Retained Surplus of CIC Board Organizations	$227.9	$(201.1)	$(26.1)

88  Budget 2011-12 | Budget Summary

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

		(millions of dollars)
	Estimated	Forecast	Estimated
	2011-12	2010-11	2010-11

Surplus (Deficit) Prior to
Not-for-Profit Insurance Organizations	$(81.0)	$(110.3)	$(703.6)

Not-for-Profit Insurance Organizations 5
Saskatchewan Auto Fund	$(2.2)	$68.4	$0.3
Saskatchewan Crop Insurance Corporation	83.3	(129.8)	51.3
Crop Reinsurance Fund of Saskatchewan	26.0	20.0	20.7
Workers’ Compensation Board (Saskatchewan)	28.2	12.1	8.6

Surplus of Not-for-Profit Insurance Organizations	$135.3	$(29.3)	$80.9

Surplus (Deficit)	$54.3	$(139.6)	$(622.7)

1	Budgets of these organizations are subject to Treasury Board review and include transfers from the GRF.
2	Interagency Accounting Adjustments are to ensure financial transactions between agencies are effectively eliminated.
3	Budgets of these organizations are subject to CIC Board review and include grants from CIC.
4	CIC’s amounts exclude the dividend revenue from its subsidiaries.
5	These insurance organizations establish rates and fees that will allow them to be actuarily sound over the long term.

Year end of organizations may be different from the Government’s March 31 fiscal year end.

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Accumulated Surplus

		(millions of dollars)
	Estimated	Forecast		Estimated
	2011-12	2010-11		2010-11

Accumulated Surplus, Beginning of Year	$2,828.6	$2,835.8	1	$2,835.8	1
Surplus (Deficit)	54.3	(139.6)		(622.7)
Other Comprehensive Income	–	132.4	2	–

Accumulated Surplus, End of Year	$2,882.9	$2,828.6		$2,213.1

1	Accumulated Surplus as at March 31, 2010 per 2009-10 Public Accounts.
2	This is primarily unrealized market gains (losses) on investments of the Workers’ Compensation Board and the Saskatchewan Auto Fund.

Budget Summary | Budget 2011-12  89

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Change in Net Debt

		(millions of dollars)
	Estimated	Forecast		Estimated
	2011-12	2010-11		2010-11

Surplus (Deficit)	$54.3	$(139.6)		$(622.7)
Acquisition of GSO Capital Assets 1	(1,041.8)	(816.4)		(668.7)
Amortization Expense 2	476.7	452.7		452.9

Decrease (Increase) in Net Debt	$(510.8)	$(503.3)		$(838.5)
Net Debt, Beginning of Year	(3,930.5)	(3,559.6	) 3	(3,559.6	) 3
Other Comprehensive Income	–	132.4	4	–

Net Debt, End of Year	$(4,441.3)	$(3,930.5)		$(4,398.1)

1
These amounts reflect capital acquisitions by government service organizations (GSOs) such as the GRF and regional health authorities.
The amounts do not include capital assets acquired by government business enterprises (GBEs) such as SaskPower and SaskTel.

2	Amortization expense also includes disposal of capital assets.
3	Net Debt as at March 31, 2010 per 2009-10 Public Accounts.
4	This is primarily unrealized market gains (losses) on investments of the Workers’ Compensation Board and the Saskatchewan Auto Fund.

GOVERNMENT OF SASKATCHEWAN

Summary Schedule of Pension Liabilities

		(millions of dollars)
	Estimated	Forecast		Estimated
	2011-12	2010-11		2010-11

Pension Liabilities, Beginning of the Year	$6,161.7	$5,871.8	1	$5,871.8	1
Adjustment to account for pension costs on an accrual basis	206.8	289.9		289.2

Pension Liabilities, End of the Year	$6,368.5	$6,161.7		$6,161.0

1	Pension Liability as at March 31, 2010 as reported in the 2009-10 Public Accounts.

90  Budget 2011-12 | Budget Summary

GOVERNMENT OF SASKATCHEWAN

Summary Schedule of Tangible Capital Assets

				(millions of dollars)
Actual Net Book Value		– 2010-11 Forecast –		“Asset	Forecasted Net Book Value		– 2011-12 Estimated –		Estimated Net Book Value
	Mar. 31/10	Additions	Amortization	Transfer 3	Mar. 31/11	IFRS Adjust 4	Additions	Amortization	Mar. 31/12
General Revenue Fund	$2,975.4	$397.3	$(171.1)	$(127.7)	$3,073.9	$–	$415.7	$(182.4)	$3,307.2
Treasury Board
Organizations	3,064.4	397.8	(279.8)	–	3,182.4	–	592.2	(289.1)	3,485.5
CIC Board Organizations	6,493.6	1,017.6	(531.5)	127.7	7,107.4	691.1	1,485.1	(603.1)	8,680.5
Not-for-Profit
Insurance Organizations	63.6	16.1	(13.4)	–	66.3	(2.5)	13.7	(13.1)	64.4

Total Government	$12,597.0	$1,828.8	$(995.8)	$–	$13,430.0	$688.6	$2,506.7	$(1,087.7)	$15,537.6

Government Business
Enterprises (GBEs) 1	$6,385.4	$1,012.4	$(543.1)	$–	$6,854.7	$688.6	$1,464.9	$(611.0)	$8,397.2
Government Service
Organizations (GSOs)2	6,211.6	816.4	(452.7)	–	6,575.3	–	1,041.8	(476.7)	7,140.4

Total Government	$12,597.0	$1,828.8	$(995.8)	$13,430.0		$688.6	$2,506.7	$(1,087.7)	$15,537.6

The above amounts reflect capital asset acquisitions of Government organizations and do not include government transfers to acquire capital assets by non-government organizations such as universities and municipalities.

Amortization includes disposal of tangible capital assets and minor adjustments.

1	Government Business Enterprises (GBEs) such as SaskPower and Liquor and Gaming Authority sell goods and services outside of government and are self sustaining.
2	Government Service Organizations (GSOs) are all other government organizations that are not GBEs.
3
The net book value of capital assets referred to as research parks managed by Saskatchewan Opportunities Corporation (SOCO) are transferred effective March 31, 2011 from the GRF to Crown Investments Corporation (CIC) in exchange for an equivalent increase in the GRF’s equity advance (investment) in CIC. CIC in turn transferred those same assets to SOCO.

4
The Public Sector Accounting Board (PSAB) has indicated that GBEs should report using International Financial Reporting Standards (IFRS). Primarily, IFRS adjustments relate to the immediate recognition of customer contributions into capital, power purchase agreements previously considered commitments now being recognized as finance leases, and the one time option to fair value land and buildings.

Budget Summary | Budget 2011-12  91

GOVERNMENT OF SASKATCHEWAN

Summary Schedule of Debt
As at March 31

			(millions of dollars)
	Estimated	Estimated	Estimated	Forecast	Estimated
	GRF Debt 1	Other Debt	Total	Total	Total
	2012	2012	2012	2011	2011

Treasury Board Organizations
GRF – Government Public Debt	$3,815.5	$–	$3,815.5	$4,140.5	$4,140.5
Boards of Education	–	80.2	80.2	78.1	80.6
Growth and Financial Security Fund	–	(46.7)	(46.7)	(45.2)	–
Municipal Financing Corporation of Sask.	135.6	–	135.6	116.1	116.1
Regional Health Authorities	–	92.0	92.0	79.0	89.0
Saskatchewan Housing Corporation	28.4	7.8	36.2	38.7	39.3
Saskatchewan Watershed Authority	–	6.3	6.3	2.7	–
Other	–	2.0	2.0	2.0	1.6

Public Debt of
Other Treasury Board Organizations	$164.0	$141.6	$305.6	$271.4	$326.6

Public Debt of
Treasury Board Organizations	$3,979.5	$141.6	$4,121.1	$4,411.9	$4,467.1

CIC Board Organizations
Information Services Corporation of Sask.	$9.9	$–	$9.9	$13.5	$13.5
Saskatchewan Gaming Corporation	12.8	7.1	19.9	14.6	21.6
Saskatchewan Immigrant Investor Fund Inc.	–	52.6	52.6	12.8	42.5
Saskatchewan Opportunities Corporation	42.3	–	42.3	36.2	36.9
Saskatchewan Power Corporation	3,366.4	–	3,366.4	2,672.3	3,009.8
Saskatchewan Telecommunications	522.9	0.3	523.2	444.8	524.4
Saskatchewan Water Corporation	58.1	–	58.1	51.4	56.4
SaskEnergy Incorporated	861.9	4.8	866.7	868.9	832.7

Public Debt of CIC Board Organizations	$4,874.3	$64.8	$4,939.1	$4,114.5	$4,537.8

Not-for-Profit Insurance Organizations
Saskatchewan Crop Insurance Corporation	$–	$6.1	$6.1	$–	$–

Public Debt of Not-for-Profit
Insurance Organizations	$–	$6.1	$6.1	$–	$–

Public Debt	$8,853.8	$212.5	$9,066.3	$8,526.4	$9,004.9

Guaranteed Debt	$91.3	$(51.6)	$39.7	$30.9	$35.5

1
Debt obtained by the General Revenue Fund for its own use or on behalf of Crown corporations. The amount is net of sinking funds.
Debt repayable in foreign currency is restated in equivalent Canadian dollars.

The Province’s Summary Financial Statements account for Government Business Enterprises such as SaskPower on an equity basis.
Therefore debt of GBEs (except general lending by the GRF to GBEs) is netted against other liabilities and assets and the resultant equity is shown as Investment in GBEs.

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GOVERNMENT OF SASKATCHEWAN

Notes to the Summary Financial Budget

REPORTING ENTITY

The Summary Financial Budget reports the planned financial activities of the General Revenue Fund and organizations and funds controlled by Government. This control is not black and white and depends on an evaluation of various factors. Clearly Government controls Crown corporations whereas organizations like a Workers’ Compensation Board, school boards or universities are not as clear. Each Canadian jurisdiction can differ on whether it consolidates these organizations depending on the Government’s degree of control.

SUMMARY BUDGET/CONSOLIDATION OF PLANS

The Summary Budget is not a Budget in the same sense as the General Revenue Fund (GRF) Budget.

In the GRF, Treasury Board and Cabinet are directly involved in making the revenue, expenditure decisions and trade-offs. GRF revenues (taxes) are usually not related to the public programs and services they provide. The Budget and Estimates of the GRF are subject to detailed review and approval by the Legislative Assembly.

The Summary Budget is more of a consolidation of all the Government organizations’ plans or budgets approved by their Boards. Some of these organizations such as RHAs are influenced by the extent of GRF support. Other organizations such as SaskPower and the Workers’ Compensation Board are not. Other organizations such as SIAST and school boards have made budget decisions much earlier due to their year ends. Treasury Board and Cabinet’s involvement with the plans of these government organizations is often less direct.

Another major difference is that most government organizations do not raise and receive taxes. Many, especially government business enterprises, tend to spend monies to generate goods and services they sell to their ratepayers, clients and customers.

METHOD OF CONSOLIDATION

The Summary Statement of Surplus simply adds the planned surplus or deficit of every government organization together. Then adjustments are made to eliminate inter organization transactions and to account for significant transactions in the period between the organization’s fiscal year and Government’s March 31 year end. These adjustments are not made to the individual organization’s planned surplus but instead grouped in an “interagency accounting adjustment” amounts. An adjustment is also made to ensure all pension expenses are recorded on an accrual basis of accounting as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

This method of consolidating Government organization’s plans is different than what is done for the Province’s Summary Financial Statements. These statements combine revenues and expenses of the General Revenue Fund and Government Service Organizations on a consistent accounting basis and then eliminate interagency transactions. Each method arrives at the same bottom line.

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GOVERNMENT BUSINESS ENTERPRISES (GBE)

These are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government as their principal activity. These organizations comprise: Liquor and Gaming Authority, Municipal Financing Corporation, the Auto Fund, Saskatchewan Gaming Corporation, SGI, SaskPower, SaskTel, SaskEnergy and the Workers’ Compensation Board.

GOVERNMENT SERVICE ORGANIZATIONS (GSO)

All government organizations and Funds that are not GBEs are considered GSOs. Typically GSOs provide public service but usually need government grants to sustain their operations such as regional health authorities. Other GSOs such as Saskatchewan Transportation Company sell services but are not self sufficient. Other GSOs like Information Services Corporation are self sufficient but have revenues more akin to fees or taxes.

GOVERNMENT OF SASKATCHEWAN

Description of Government Organizations

Categorization of Government Organizations

The summary financial budget categorizes organizations by which Cabinet Committee, Treasury Board and Crown Investment Corporation (CIC) Board, would examine the organization’s budget or business plans. The other categorization is the Not-for-Profit Insurance organizations. These organizations are intended to be actuarially sound over the long term. They will typically adjust their rates to break even over the longer term. The General Revenue Fund does not take a dividend from these organizations.

TREASURY BOARD ORGANIZATIONS

Agricultural Credit Corporation of Saskatchewan (ACS)

ACS was established pursuant to the provisions of The Agricultural Credit Corporation Act which came into force on January 1, 1984. ACS manages the wind down of the corporation’s agricultural loan portfolio.

Boards of Education

Twenty-nine Boards of Education and the Conseils d'écoles fransaskois operate under the authority of The Education Act. The Boards work with the Ministry of Education to strengthen the performance and accountability of the school system under their Continuous Improvement Framework. Boards are responsible for delivering the educational program including curriculum and instruction, and programs for children and youth. Boards are required to comply with provincial statutes, regulations and policies and, as elected bodies, are accountable to their local electors. Boards receive operating and capital funding from the provincial government as well as local property taxes in their jurisdiction.

eHealth Saskatchewan

eHealth Saskatchewan was established by Order in Council pursuant to the provisions of The Crown Corporations Act, 1993. eHealth Saskatchewan’s mandate is to procure, implement, own, operate and manage the Saskatchewan Electronic Health Record (EHR) and, where appropriate, other health information systems including the associated provincial components and infrastructure to facilitate improved health provider and patient access and use of electronic health information. eHealth Saskatchewan also establishes the provincial health information and technology standards necessary to access the Saskatchewan EHR and the associated provincial components and infrastructure.

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Enterprise Saskatchewan (ES)

Enterprise Saskatchewan (ES) was established in 2008 as the central economic development agency of Government, pursuant to The Enterprise Saskatchewan Act. ES brings together representation from all sectors of the economy to formulate strategy and recommend action to move the province forward on a sustainable growth agenda in accordance with the principles set out in the Act. ES provides the Government advice to remove barriers to growth; implements activities and programs that would promote and develop the Saskatchewan economy; and establishes and reports on clear and measurable targets for performance of the Saskatchewan economy.

Northern Municipal Trust Account (NMTA)

NMTA, formerly the Northern Revenue Sharing Trust Account, was established by Section 287 of The Northern Municipalities Act (Act). NMTA administers all revenues relating to the Northern Saskatchewan Administration District (NSAD) and all moneys appropriated by the legislature for the purposes of northern revenue sharing and other grant programs. The NMTA also acts as a municipal operating fund for the unincorporated area in the district, the northern settlements and recreational subdivisions. NMTA also collects taxes for northern hamlets and northern school divisions.

Regional Colleges

Seven regional colleges, operating under the authority of The Regional Colleges Act, provide educational services and programs in over 40 locations throughout the Province. Through partnerships with universities and technical institutes such as SIAST, regional colleges deliver credit programs in response to the needs of rural and northern Saskatchewan. Regional colleges also offer literacy and basic education, industry credit and non-credit programs based on local needs and provide a broad array of counselling and assessment services geared to assisting individuals with career planning.

Regional Health Authorities (RHAs)

The Regional Health Services Act was proclaimed on August 1, 2002. Health services in Saskatchewan are delivered by 12 regional health authorities. Major services of responsibility include:

·	Hospitals;

·	Health centres, wellness centres, and social centres;

·	Emergency response services, including first responders, ambulance;

·	Supportive Care, such as long-term care, day programs, respite, palliative care and programs for patients with multiple disabilities;

·	Home care;

·	Community health services, such as public health nursing, public health inspection, dental health, vaccinations, and speech pathology;

·	Mental health services; and,

·	Rehabilitation services.

Saskatchewan Agricultural Stabilization Fund

The Fund was established under The Farm Financial Stability Act. The following programs exist within the Fund: Wildlife Damage Compensation Program, and Farm and Ranch Water Infrastructure Program.

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Saskatchewan Apprenticeship and Trade Certification Commission (SATCC)

SATCC operates under the authority of The Apprenticeship and Trade Certification Act, 1999. SATCC is an industry-led government agency with a mandate to govern and manage the apprenticeship and trade certification system in Saskatchewan. There are over 9,000 registered apprentices working and learning on the job in 47 trades and 23 sub-trades. In excess of 5,000 of those apprentices also attend classroom-based technical training each year.

Saskatchewan Cancer Agency (SCA)

SCA was established pursuant to The Cancer Foundation Act which was superseded by The Cancer Agency Act on January 2, 2007. SCA is responsible for the planning, organization, and delivery and evaluation of cancer care services throughout Saskatchewan in collaboration with regional health authorities and health care organizations. SCA provides for the detection, diagnosis, testing, treatment and monitoring of individuals; treatment or rehabilitation services; education of health care providers and Saskatchewan residents respecting cancer and the prevention of cancer; prevention and screening; and cancer research and studies.

Saskatchewan Financial Services Commission

SFSC fosters confidence in the Saskatchewan marketplace and protects Saskatchewan consumers. SFSC regulates Saskatchewan’s financial services industry including the credit union system, insurance, pensions, securities, trust and loans, payday loans and mortgage brokers. The regulatory responsibilities of SFSC have expanded to other areas of consumer protection including matters related to personal or household goods and services. SFSC oversees the licensing or registration provisions of a number of statutes, monitors compliance with the rules, and holds to account those who break the rules. The SFSC is funded through fees charged to regulated entities.

Saskatchewan Housing Corporation (SHC)

SHC operates under the authority of The Saskatchewan Housing Corporation Act. The Corporation is accountable for developing, designing and implementing housing programs and services for families, seniors and others. SHC promotes access to housing for low-income people, and creates independence and self-sufficiency for clients through its programs and services that are delivered either directly through SHC; by local housing authorities who manage SHC owned properties; or by third-party groups who own and manage properties and receive financial assistance from SHC.

Saskatchewan Institute of Applied Science and Technology (SIAST)

SIAST operates under the authority of The Saskatchewan Institute of Applied Science and Technology Act. SIAST provides post-secondary technical education and skills training through its four urban campuses in Regina, Saskatoon, Moose Jaw and Prince Albert and a Virtual Campus to help meet the needs of students and employers. SIAST’s enrollment is almost 15,000 full load equivalent students.

SIAST offers 190 certificate, diploma and apprenticeship programs through six divisions: Business and Entrepreneurial Studies; Community Services; Industrial Training; Nursing; Science and Health; and Technology. In addition, SIAST offers basic skill development programs in Adult Basic Education; Basic Literacy; English as a Second Language; General Educational Development (GED) Testing and Preparation; High School Completion; and Life Skills.

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Saskatchewan Liquor and Gaming Authority (SLGA)

SLGA is governed by The Alcohol and Gaming Regulation Act, 1997. SLGA is responsible for the distribution, regulation, management and operation of liquor and gaming across the province. SLGA warehouses and distributes wine, spirits and domestic and imported beer to SLGA stores and franchises for sale to the public and permittees. Most mainstream beer is distributed by Brewer's Distribution Ltd. to retail liquor stores, some franchises and commercial permittees. SLGA owns and operates all video lottery terminals and owns and manages the slot machines at all Saskatchewan Indian Gaming Authority casinos. SLGA also licenses and regulates most forms of gaming including bingo, raffles, casinos, breakopen tickets, and horse racing.

Saskatchewan Research Council (SRC)

SRC was established in 1947 at a time when people were very aware of the role that science and technology played in winning the Second World War. The concept was that science and technology could be an instrument to build a better life for Saskatchewan people. The Council undertakes matters pertaining to research, development, design, consultation, innovation, and commercialization of science for the improvement of the Province. SRC creates wealth through the responsible application of science and technology to assist Saskatchewan industry to be globally competitive.

Saskatchewan Student Aid Fund

The Saskatchewan Student Aid Fund operates under the authority of The Student Assistance and Student Aid Fund Act, 1985. The primary purpose of the Fund is to support the Saskatchewan Student Assistance Program.

Saskatchewan Watershed Authority

The Saskatchewan Watershed Authority is the province’s lead water management agency. The Watershed Authority is mandated to manage the water supply for social, economic and environmental needs; protect the quality of surface and ground water; reduce damage from flooding; develop, own and manage the province’s water management infrastructure; and collect and analyze data and provide information to support water management and use.

CIC BOARD ORGANIZATIONS

Crown Investments Corporation of Saskatchewan (CIC)

CIC is the financially self-sufficient holding company for 11 subsidiary commercial Crown corporations. The Government Finance Office (GFO) was established in 1947 to act as a holding company for many of Saskatchewan’s Crown corporations and to be a mechanism for developing broad policy control, directing investment, and routing dividends into the government’s consolidated fund. In 1978, the GFO was renamed Crown Investments Corporation of Saskatchewan, with a focus on the delivery of strategic shareholder direction and contributing to the province’s economic success. The Crown Corporations Act, 1993, is the current governing legislation.

CIC Asset Management Inc.

Effective September 10, 2009, Investment Saskatchewan was de-designated as a Crown corporation and continues to operate as CIC Asset Management Inc with CIC as sole shareholder. The corporation’s mandate is to prudently manage and divest the portfolio of investments, previously managed by Investment Saskatchewan, on behalf of the Province.

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Information Services Corporation of Saskatchewan (ISC)

ISC is responsible for the administration of land titles, geographic information systems, vital statistics, surveys, mapping and interests in personal property. Effective October 2010, the management and administration of the Corporations Branch was transferred from the Ministry of Justice to ISC. ISC was established on January 1, 2000 as a wholly-owned subsidiary of CIC and provides customer-focused services such as the Land Registry, the Saskatchewan Personal Property Registry, the Survey Plan Registry, Vital Statistics Registry, Corporate Registry, and Geomatics services.

Saskatchewan Gaming Corporation (SGC)

SGC was established under The Saskatchewan Gaming Corporation Act, 1994 to operate Casino Regina and Casino Moose Jaw under a framework agreement that provides for sharing of net profits between the government, First Nations Trust and the Community Initiatives Fund. Casino Regina opened to the public January 26, 1996 and Casino Moose Jaw opened on September 6, 2002. The corporation’s Act was amended in 2007 to effectively place the corporation under the management of the CIC Board as a wholly-owned subsidiary of CIC.

Saskatchewan Government Insurance (SGI)

SGI was established in 1945 to provide affordable, good quality insurance to Saskatchewan people. Under the trade name SGI CANADA, which is a wholly-owned subsidiary of CIC, it conducts a competitive property and casualty insurance business in seven Canadian provinces. It offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverage.

Saskatchewan Opportunities Corporation (SOCO)

SOCO is a wholly-owned subsidiary of CIC which was established in 1994. SOCO supports the growth and success of Saskatchewan’s technology sector through the development and operation of research parks at the province’s two universities in Saskatoon and Regina, and a forest sector building in downtown Prince Albert. SOCO operates under the brand name of Innovation Place.

Saskatchewan Power Corporation (SaskPower)

SaskPower is a wholly-owned subsidiary of CIC that was established as the Saskatchewan Power Commission in 1929. Its purpose was to provide safe, reliable, cost-effective power to Saskatchewan people. Today, SaskPower maintains this purpose and is the principal supplier of electricity in Saskatchewan to more than 470,000 residential, farm, commercial, oilfield, power and reseller customers.

Saskatchewan Telecommunications (SaskTel)

Saskatchewan Telecommunications Holding Company

SaskTel is a wholly-owned subsidiary of CIC which was established as the Department of Railway, Telephones and Telegraphs in 1908. The corporation is the leading full service provider in Saskatchewan of voice, data, dial up and high speed internet, entertainment and multimedia services, security, web hosting, text and messaging services, and cellular and wireless data services over its digital networks.

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Saskatchewan Transportation Company (STC)

STC is a wholly-owned subsidiary of CIC that has been providing passenger transportation, parcel express and freight services throughout the province since 1946. The bus company was established to ensure that as many communities as possible have access to reasonably priced transportation. Today STC and its network of 198 agencies operate 29 bus routes serving 290 communities in the province. STC’s connections with partner carriers extend service to nearly 400 communities.

Saskatchewan Water Corporation (SaskWater)

SaskWater is a wholly-owned subsidiary of CIC which was established in 1984. Headquartered in Moose Jaw, SaskWater designs, builds, owns and operates water supply and wastewater systems providing quality water to Saskatchewan industries, municipalities, First Nations and rural water user groups.

SaskEnergy Incorporated (SaskEnergy)

Saskatchewan’s provincially owned natural gas system began operations in 1952 as part of SaskPower. SaskEnergy, which is a wholly-owned subsidiary of CIC, was formed in 1988 as a separate corporation to continue providing natural gas transmission and distribution services across the province. The system has grown substantially over the years, with service now extended to more than 90 per cent of Saskatchewan communities. Today SaskEnergy provides safe, reliable and economical natural gas service to more than 347,000 residential, farm, commercial and industrial customers in the province.

NOT-FOR-PROFIT INSURANCE ORGANIZATIONS

Saskatchewan Auto Fund

The Fund is the Province’s compulsory auto insurance program and the provider of its driver’s licensing and vehicle registration system. The Fund does not receive money from or provide money to the Province. The Fund is administered by SGI.

Saskatchewan Crop Insurance Corporation (SCIC)

SCIC operates under the authority of The Crop Insurance Act and The Farm Financial Stability Act. SCIC administers insurance programs which protect producers from production failures due to natural hazards. SCIC also delivers wildlife damage prevention and compensation programs, as well as the AgriStability Program.

Crop Reinsurance Fund of Saskatchewan

The Fund provides reinsurance coverage for the Saskatchewan Crop Insurance Corporation against losses in excess of the net premiums, indemnities and accumulated reserves. Reinsurance for the Saskatchewan crop insurance program is provided by the federal and provincial governments under the terms of the Canada-Saskatchewan Production Insurance Agreement. Payments are made from each government’s reinsurance fund based on a formula set out in the agreement and each is responsible for the accumulated deficits of their fund.

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Workers’ Compensation Board (WCB)

The WCB was established in 1930. It is a no fault insurance program that protects workers and employers from the results of work injuries. The WCB collects annual premiums from employers and uses those funds to compensate injured workers for lost income and expenses with the objective of returning them to safe, productive work as soon as medically possible. Further, the WCB seeks to develop and deliver injury prevention programs and services with the goal of eliminating workplace injuries.

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